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                                                                   Exhibit 10.11

                                                               EXECUTION VERSION










                                CREDIT AGREEMENT

                                      among

                           COLORADO PRIME CORPORATION,
                                  as Borrower,

                          THE INSTITUTIONS PARTY HERETO
                          FROM TIME TO TIME AS LENDERS,

                                       and

              DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,
                                  as the Agents





                             DATED AS OF MAY 9, 1997
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                                TABLE OF CONTENTS


                                                                            PAGE


ARTICLE 1  DEFINITIONS...................................................    1
    1.1  Defined Terms...................................................    1
    1.2  Other Definitional Provisions...................................   21

ARTICLE 2  LOANS.........................................................   22
    2.1  Revolving Credit Commitments....................................   22
    2.2  Procedure for Borrowings........................................   22
    2.3  Disbursement of Loans...........................................   22
    2.4  Defaulting Lenders..............................................   23

ARTICLE 3  LETTERS OF CREDIT.............................................   26
    3.1  Issuance of Letters of Credit...................................   26
    3.2  Request for Issuance............................................   26
    3.3  Terms of Letters of Credit......................................   27
    3.4  Lenders' Participations.........................................   27
    3.5  Payment of Amounts Drawn Under Letters of Credit................   27
    3.6  Payment by Lenders..............................................   27
    3.7  Nature of Issuing Bank's Duties.................................   27
    3.8  Obligations Absolute............................................   28

ARTICLE 4  COMPENSATION, REPAYMENT AND COMMITMENT
REDUCTIONS...............................................................   28
    4.1  Interest Rate...................................................   28
    4.2  Fees............................................................   29
    4.3  Maintenance of Loan Account.....................................   30
    4.4  Commitment Reductions...........................................   31
    4.5  Voluntary Prepayments...........................................   31
    4.6  Mandatory Payments and Prepayments..............................   32
    4.7  Monitoring and Collection of Accounts...........................   32
    4.8  Calculations....................................................   34
    4.9  Special Provisions Relating to Eurodollar Loans.................   34
    4.10 Increased Costs; Capital Adequacy...............................   37
    4.11 Taxes...........................................................   38
    4.12 Sharing of Payments.............................................   40

ARTICLE 5  CONDITIONS PRECEDENT..........................................   41
    5.1  Conditions to Initial Loans and Letters of Credit...............   41
    5.2  Conditions Precedent to All Loans and Letters of Credit.........   42



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ARTICLE 6  REPRESENTATIONS AND WARRANTIES................................   43
   6.1   Organization and Qualification..................................   43
   6.2   Authority.......................................................   43
   6.3   Enforceability..................................................   43
   6.4   No Conflict.....................................................   44
   6.5   Consents and Filings............................................   44
   6.6   Government Regulation...........................................   44
   6.7   Solvency........................................................   44
   6.8   Financial Data..................................................   44
   6.9   Rights in Collateral............................................   45
   6.10  Locations of Offices, Records and other Property................   45
   6.11  Subsidiaries; Ownership of Stock................................   45
   6.12  Litigation......................................................   46
   6.13  No Defaults.....................................................   46
   6.14  Labor Matters...................................................   46
   6.15  ERISA...........................................................   46
   6.16  Compliance with Law.............................................   47
   6.17  Taxes and Tax Returns...........................................   48
   6.18  Intellectual Property...........................................   48
   6.19  Licenses and Permits............................................   48
   6.20  Material Contracts..............................................   49
   6.21  Insurance.......................................................   49
   6.22  Merger Agreement; Senior Notes..................................   49
   6.23  Use of Proceeds.................................................   49
   6.24  Accuracy and Completeness of Information........................   49

ARTICLE 7  AFFIRMATIVE COVENANTS.........................................   50
   7.1   Financial Reporting.............................................   50
   7.2   Collateral Reporting............................................   51
   7.3   Notification Requirements.......................................   52
   7.4   Corporate Existence.............................................   53
   7.5   Books and Records; Inspections..................................   53
   7.6   Insurance.......................................................   53
   7.7   Taxes...........................................................   54
   7.8   Compliance With Laws............................................   54
   7.9   Use of Proceeds.................................................   55
   7.10  Fiscal Year.....................................................   55
   7.11  Maintenance of Property.........................................   55
   7.12  ERISA Documents.................................................   55
   7.13  Corporate Franchises............................................   55
   7.14  Performance of Obligations......................................   56
   7.15  Further Assurances..............................................   56

ARTICLE 8  NEGATIVE COVENANTS............................................   56
   8.1   Certain Financial Covenants.....................................   56
   8.2   Capital Expenditures............................................   58



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   8.3   Additional Indebtedness.........................................   58
   8.4   Liens...........................................................   59
   8.5   Contingent Obligations..........................................   60
   8.6   Sale of Assets..................................................   60
   8.7   Restricted Payments.............................................   60
   8.8   Investments.....................................................   61
   8.9   Affiliate Transactions..........................................   61
   8.10  Excess Cash.....................................................   62
   8.11  Additional Negative Pledges.....................................   62
   8.12  Additional Subsidiaries.........................................   62
   8.13  Amendments......................................................   62
   8.14  Trade Payables..................................................   62
   8.15  Credit Policies.................................................   62

ARTICLE 9  EVENTS OF DEFAULT AND REMEDIES................................   63
   9.1   Events of Default...............................................   63
   9.2   Remedies........................................................   64
   9.3   Right of Setoff.................................................   66
   9.4   No Marshalling; Deficiencies; Remedies Cumulative...............   66
   9.5   Application of Payments.........................................   66

ARTICLE 10  THE AGENT....................................................   66
   10.1  Appointment of Agent............................................   66
   10.2  Nature of Duties of Agent.......................................   67
   10.3  Lack of Reliance on Agent.......................................   67
   10.4  Certain Rights of Agent.........................................   67
   10.5  Reliance by Agent...............................................   67
   10.6  Indemnification of Agents.......................................   67
   10.7  Agent in its Individual Capacity................................   67
   10.8  Successor Agents................................................   68
   10.9  Collateral Matters..............................................   68
   10.10 Actions with Respect to Defaults................................   69

ARTICLE 11  MISCELLANEOUS................................................   69
   11.1  GOVERNING LAW...................................................   69
   11.2  SUBMISSION TO JURISDICTION......................................   69
   11.3  JURY TRIAL......................................................   70
   11.4  LIMITATION OF LIABILITY.........................................   70
   11.5  Delays..........................................................   70
   11.6  Notices.........................................................   70
   11.7  Assignments and Participations..................................   71
   11.8  Confidentiality.................................................   72
   11.9  Reimbursement of Expenses; Indemnification......................   72
   11.10 Amendments and Waivers..........................................   73
   11.11 Counterparts and Effectiveness..................................   74
   11.12 Severability....................................................   74



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       11.13  Maximum Rate...............................................   74
       11.14  Entire Agreement; Successors and Assigns...................   75
       11.15  Currency Translation.......................................   75
       11.16  Foreign Judgments..........................................   75


ANNEXES

   Annex I      -    List of Lenders and Commitment Amounts
   Annex II     -    List of Closing Documents
   Annex III    -    Pricing Grid

EXHIBITS

   Exhibit A    -    Form of Note
   Exhibit B    -    Form of Assignment and Assumption Agreement
   Exhibit C    -    Form of Borrowing Base Certificate
   Exhibit D    -    Form of Compliance Certificate
   Exhibit E    -    Form of Notice of Borrowing
   Exhibit F    -    Form of Notice of Continuation/Conversion

SCHEDULES

   Schedule A   -    The Disclosure Schedule



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         THIS CREDIT AGREEMENT (as amended, modified and supplemented from time to time, this "AGREEMENT") is entered into as of May 9, 1997, among COLORADO PRIME CORPORATION, a Delaware corporation ("BORROWER"), each institution identified as a lender on Annex I (each, together with its successors and assigns, a "LENDER"), and DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, acting as the Agents for itself and the other Lenders.

                                    RECITALS

         WHEREAS, Thayer, its newly-formed subsidiary CPAC, and KPC, which owns all of the outstanding common stock of Borrower, have entered into the Merger Agreement, pursuant to which CPAC will be merged with and into KPC, Borrower intends to issue its Senior Notes and Thayer and the Management Investors have agreed to make the Equity Contribution;

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                              ARTICLE 1 DEFINITIONS

         1.1  Defined Terms.

         "ACCOUNTS" means "accounts" as defined in the UCC.

         "ACQUIRED PERSON" is defined within the definition of "Permitted Acquisition" in this Section 1.1.

         "ACQUISITION CONSIDERATION" means the gross acquisition price paid by, plus estimated legal fees and expenses and broker's fees of, the Credit Parties in connection with the Merger or a Permitted Acquisition, including cash paid, the amount of any liabilities assumed by or for which Parent or any of its Subsidiaries becomes liable in connection with such acquisition, and the fair market value of any stock or other property issued or delivered to or for the benefit of the seller(s) in connection with such acquisition.

         "ADJUSTED EURODOLLAR RATE" means, with respect to the Interest Period for each Eurodollar Loan, the rate obtained by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to one (1.00) minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" of the type then outstanding hereunder as specified in Regulation D of the Federal Reserve (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-U.S. office of any Lender to U.S. residents) or, if such reserve rate is no longer specified, a rate (stated as a decimal) comparable to such rate, as reasonably determined by the Administrative Agent.
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         "ADMINISTRATIVE AGENT" means Dresdner Bank AG, New York and Grand
Cayman Branches, acting as administrative agent for itself and the other
Lenders.

         "AFFILIATE" of a Person means another Person who directly or indirectly controls, is controlled by, is under common control with, or is a director, officer or partner of, such Person. A Person shall be deemed to control another Person if (a) such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, or
(b) for purposes of Section 8.9 only, such Person owns or controls the power to vote, directly or indirectly, more than five percent (5%) of any class of the Capital Stock of such other Person.

         "AGENTS" means the Administrative Agent, the Collateral Agent, the Disbursing Agent and the Monitoring Agent.

         "APPLICABLE MARGIN" means a fluctuating rate of interest per annum determined based on the Type of Loan and Borrower's Interest Coverage Ratio and Leverage Ratio calculated in accordance with Sections 8.1(b) and 8.1(d), respectively, commencing with the Fiscal Quarter ending March 31, 1998, from the table set forth in Annex III; provided, however, that until the occurrence of the first Reset Date, the Applicable Margin shall be as set forth in the second (highlighted) line from the top of such table.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" is defined in Section 11.7.

         "AUDITORS" means Arthur Andersen or another nationally recognized firm of independent public accountants selected by Borrower and satisfactory to Required Lenders.

         "BANKRUPTCY CODE" means Title 11 of the U.S. Code (11 U.S.C. Sections 101 et seq.), as amended from time to time, and any successor statute.

         "BASE RATE" means a fluctuating rate of interest per annum equal at any time to the greater at such time of (a) the Federal Funds Rate plus one-half of one percent (0.50%) and (b) the rate which the Administrative Agent establishes as its base lending rate from time to time. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Each Agent and each of the Lenders may make loans at rates of interest at, above or below the Base Rate.

         "BASE RATE LOAN" means a Loan that is made or being maintained at a rate of interest based upon the Base Rate.

         "BENEFIT PLAN" means a "defined benefit plan" (as defined in Section 3 of ERISA) for which any Credit Party or any ERISA Affiliate has been an "employer" (as defined in Section 3 of ERISA) within the past six years.

         "BLOCKED ACCOUNT AGREEMENT" is defined in Section 4.7(b).

         "BLOCKED ACCOUNT BANK" is defined in Section 4.7.


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         "BORROWER" is defined in the first paragraph of this Agreement.

         "BORROWER INTELLECTUAL PROPERTY SECURITY AGREEMENT" means the Intellectual Property Security Agreement executed by Borrower in favor of the Collateral Agent pursuant to Section 5.1(a) and in form and substance satisfactory to the Collateral Agent.

         "BORROWER PLEDGE AGREEMENT" means the Pledge Agreement executed by Borrower in favor of the Collateral Agent pursuant to Section 5.1(a) and in form and substance satisfactory to the Collateral Agent.

         "BORROWER SECURITY AGREEMENT" means the Security Agreement executed by Borrower in favor of the Collateral Agent pursuant to Section 5.1(a) and in form and substance satisfactory to the Collateral Agent.

         "BORROWING" means the incurrence of one Type of Loan from all Non-Defaulting Lenders on a given day (or resulting from conversions or continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.

         "BORROWING BASE" means an amount equal to:

          (a) eighty percent (80%) of the Eligible Food-Related Accounts; plus
          (b) eighty percent (80%) of the Eligible Non-Food Accounts; plus
          (c) fifty percent (50%) of the Eligible Inventory;

provided, however, that the Administrative Agent may, in its reasonable discretion, from time to time (1) increase any or all of such percentages, with the prior written consent of Required Lenders, and (2) decrease any or all of such percentages upon or after the occurrence of a change, event or development reasonably likely to have a Material Adverse Effect on Borrower, Concord or any other Credit Party contributing Accounts or Inventory to the Borrowing Base or in the event of a material change in composition of the collateral mix or a material change in the Borrower's operations, and the Monitoring Agent may, at any time after the occurrence and during the continuance of an Event of Default and with the Administrative Agent's consent, further restrict the Borrowing Base.

         "BORROWING BASE CERTIFICATE" means a certificate of Borrower concerning the Borrowing Base, substantially in the form of Exhibit C.

         "BUSINESS" means the lines of business engaged in by Borrower as of the Closing Date, and any other business based primarily on telemarketing and direct sales of food, household items or electronics, the financing thereof, or contract telemarketing services.

         "BUSINESS DAY" means any day that is not a Saturday, Sunday or a day on which commercial banks in New York, New York are required or permitted by law to be closed. When used in connection with Eurodollar Loans, this definition also excludes any day on which commercial banks are not open for dealing in U.S. dollar deposits in the London interbank market.



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         "CAPITAL EXPENDITURES" for any period means the sum of all expenditures by Parent and its Subsidiaries (for property, plant and equipment and intangible assets that are amortized in accordance with GAAP other than such financing fees, bond discount amortization expense and any additional fees and transaction costs approved by the Administrative Agent in connection with the Merger and the Exchange Offer) which would be capitalized for purposes of financial statements for such period in accordance with GAAP (whether payable in cash or other property or accrued as a liability), including expenditures for maintenance and repairs which should be capitalized and the capitalized portion of Capital Leases.

         "CAPITAL LEASE" means, for any Person, any lease of property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

         "CAPITAL STOCK" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including partnership interests in a partnership, member interests in a limited liability company and beneficial interests in a trust), and any and all warrants, options or other rights to purchase any of the foregoing.

         "CASH EQUIVALENTS" means any of the following, denominated in Dollars:
(a) securities issued or directly and fully guaranteed or insured by the U.S. or any agency or instrumentality thereof (provided, that the full faith and credit of the U.S. is pledged in support thereof) having maturities of not more than ninety (90) days from the date of acquisition ("GOVERNMENT OBLIGATIONS"), (b) time deposits and certificates of deposit of any commercial bank either incorporated in the U.S. or incorporated in a foreign jurisdiction and having a branch office in the U.S., in each case of recognized standing having capital and surplus in excess of $500,000,000 and whose short-term commercial paper rating from Standard & Poor's Rating Group ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("MOODY'S") is at least P-1 or the equivalent thereof (any such bank being an "APPROVED BANK"), in each case with maturities of not more than ninety (90) days from the date of acquisition, (c) commercial paper issued by an Approved Bank or the parent corporation of an Approved Bank (so long as such parent maintains an office in the U.S. from which it issues such commercial paper) and commercial paper issued by any Person incorporated in the U.S. rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody's, and in each case maturing within ninety (90) days of the date of acquisition, (d) repurchase obligations of an Approved Bank for Government Obligations and with a term of not more than seven (7) days, and (e) investments in money market mutual funds having assets in excess of $2,500,000,000, substantially all of whose assets are comprised of Government Obligations.

         "CHANGE OF CONTROL" means any event, transaction or condition as a result of which (a) Thayer shall cease to own beneficially and of record with full voting and dispositive power (1) at least forty percent (40%) of the total outstanding shares of Capital Stock of Parent which are ordinarily entitled to vote for its Board of Directors, or (2) a larger percentage of such shares than the percentage of any other Person or any Group which owns such stock, or (b) Parent shall cease to own with full voting power one hundred percent (100%) of the Capital Stock of Borrower, or (c) at any time and for any reason whatsoever, the members of the board of



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directors of Parent or of Borrower, the election of whom was controlled by
Thayer, represent less than a majority of the members of either such board, or any Person (other than Thayer) or Group shall have the right to elect, or shall for any reason have elected, a majority of the directors of Parent, or Parent shall not have the right to elect, or shall for any reason not have elected, a majority of the Board of Directors of Borrower, or (d) at any time a "Change of Control" as defined in any Senior Notes Document shall have occurred.

         "CLOSING DATE" means the date on which this Agreement is executed and delivered and the initial Loans are made.

         "CLOSING DOCUMENTS LIST" means the List of Closing Documents attached hereto as Annex II.

         "CODE" means the Internal Revenue Code of 1986, amendments thereto, successor statutes, and regulations, rulings and guidance promulgated or issued thereunder.

         "COLLATERAL" means the Accounts, Contracts, Copyright Collateral, Documents, Equipment, General Intangibles, Goods, Instruments, Inventory, Patent Collateral, Trademark Collateral, Bank Accounts, Fixtures (as each is defined in the UCC or under any Credit Document) and other property, in each case of the Credit Parties, identified as collateral for all or any portion of the Obligations under any Credit Document.

         "COLLATERAL AGENT" means Dresdner Bank AG, New York and Grand Cayman Branches, as collateral agent for the Agents, the Issuing Bank and the Lenders, and any sub-agent appointed by the Collateral Agent from time to time.

         "COLLATERAL DOCUMENTS" means each Security Agreement, each Pledge Agreement, each Mortgage and all other agreements, instruments and documents pursuant to which Liens are now or hereafter granted to the Collateral Agent to secure Obligations.

         "COLLECTION ACCOUNT" is defined in Section 4.7(b).

         "COLLECTIONS" means all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in payment of Accounts of any Credit Party.

         "COMMITMENT" of a Lender means its commitment to make Loans and to issue or participate in Letters of Credit, in an outstanding amount not to exceed, at any time, the amount set forth opposite its name on Annex I under the heading "Commitment," plus (without duplication) any amount so described in an Assignment and Assumption Agreement executed by such Lender, as such aggregate amount may be reduced from time to time.

         "COMMITMENT FEE" is defined in Section 4.2.

         "COMMON STOCK" means the common stock of Parent, par value $0.01 per share.



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         "CONCORD" means Concord Financial Services, Inc., a direct, wholly-owned Subsidiary of Borrower.

         "CONSOLIDATED EBITDA" for a period means (a) Consolidated Net Income plus (b) all Consolidated Interest Expense, cash dividends on preferred stock paid during such period to the extent permitted hereunder, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles), in each case to the extent subtracted in calculating Consolidated Net Income, minus (c) any non-cash items which have been added in calculating Consolidated Net Income, and plus (d) any other non-cash charges, including charges for accrued dividends on Preferred Stock, which have been subtracted in calculating Consolidated Net Income, in each case of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED FIXED CHARGES" for a period means, without duplication,
(a) all cash Consolidated Interest Expense for such period, plus (b) the scheduled principal amount of all amortization payments on all Indebtedness (including the principal component of all Capital Leases) of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED FUNDED DEBT" means all Indebtedness of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, excluding Trade Letters of Credit.

         "CONSOLIDATED INTEREST EXPENSE" for a period means the total interest expense (including interest expense attributable to Capital Leases in accordance with GAAP but excluding deferred financing expense and bond discount amortization expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NET INCOME" for a period means the net after tax income of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and without giving effect to any extraordinary gains or losses (excluding closing fees and other charges approved by the Administrative Agent) or gains or losses from sales of assets other than inventory sold in the ordinary course of business.

         "CONSOLIDATED NET WORTH" means, as of any date, the aggregate amount of equity contributions to Borrower made on or after the Closing Date plus retained earnings of Borrower since the Closing Date and minus net losses of Borrower since the Closing Date, in each case on a consolidated basis and as determined in accordance with GAAP.

         "CONTINGENT OBLIGATION" means any direct or indirect, contingent obligation for, or guaranty of, the Indebtedness of another, except endorsements in the ordinary course of business. The amount of any Contingent Obligation shall be equal to the maximum reasonably anticipated liability in respect of the obligations guarantied or otherwise supported under the applicable instrument or otherwise, assuming the obligor is required to perform thereunder.

         "CPAC" means Colorado Prime Acquisition Corp., a Delaware corporation.



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
         "CPH" means Colorado Prime Holdings, Inc., a Delaware corporation formerly known as KPC Holdings Corporation.

         "CREDIT DOCUMENTS" means this Agreement, the Notes, any Letters of Credit, each Guaranty, each of the Collateral Documents and all other agreements, instruments and documents, including opinions and certificates, now or hereafter executed and delivered in connection with any of the foregoing, each as amended, modified and supplemented from time to time.

         "CREDIT PARTIES" means, collectively, Parent, Borrower and each Subsidiary of either or both of them, and "CREDIT PARTY" means any one of them.

         "DEFAULT" means an event or condition which would constitute an Event of Default with the giving of notice, the passage of time or both.

         "DEFAULT RATE" is defined in Section 4.1(d).

         "DEFAULTING LENDER" is defined in Section 2.4.

         "DISBURSEMENT ACCOUNT" is defined in Section 4.7(b).

         "DISBURSING AGENT" means the financial institution, if any, selected by the Administrative Agent from time to time to manage the Collection Accounts and the Disbursement Account.

         "DISCLOSURE SCHEDULE" means the Schedule to this Agreement labeled as such, in form and substance satisfactory to the Administrative Agent and the Lenders as of the Closing Date.

         "DOLLARS" and the sign "$" each mean lawful money of the U.S.

         "ELIGIBLE ACCOUNTS" means, without duplication, Accounts of Borrower and Concord (the face amount of which shall be reduced by the amount of all discounts, deductions, returns, credits, charges, contra accounts or other allowances but excluding, for purposes of this parenthetical and clause (i) below, the amount of any and all satisfaction guaranties), except any Account (or, in the cases of clauses (d) and (i) below, the applicable portion thereof) if:

         (a) it arises out of a sale made by Borrower to an Affiliate; or

         (b) for Eligible Non-Food Accounts, (i) its payment terms are longer than on a one-fortieth (1/40th) term basis at a legal rate of interest, with monthly payments of principal and interest which are due within 30 days from each date of invoice with respect to the portion invoiced, or (ii) the debtor on the Account is a debtor on any ineligible Food Account; or

         (c) for Eligible Food Accounts, (i) its payment terms are longer than 8 months from date of incurrence of indebtedness or more than 30 days from each date of invoice with respect to the portion invoiced, or do not require monthly payments of either principal only or principal and interest, or (ii) the debtor on the Account is a debtor on any ineligible Non-Food Account; or



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
         (d) it is unpaid more than 60 days after the original payment due date on payment terms of 30 days or less from date of invoice; or

         (e) the account debtor for the Account is a creditor of any Credit Party, has or has asserted a right of setoff, or has disputed its liability or made any claim against any Credit Party which has not been resolved, to the extent of the amount owed by any Credit Party to the account debtor, the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

         (f) the account debtor is (or its assets are) the subject of an Insolvency Event; or

         (g) the Account is not payable in Dollars; or

         (h) the account debtor for the Account is located outside the U.S.; or

         (i) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other agreement providing for repurchase or return; or

         (j) the Monitoring Agent determines by its own credit analysis that collection of the Account is uncertain or the Account may not be paid or the creditworthiness of the account debtor has deteriorated significantly; or

         (k) the account debtor is the U.S. or any department, agency or instrumentality thereof, or any other Governmental Authority; or

         (l) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor, such goods have been rejected or returned by the account debtor, the services giving rise to such Account have not been performed and accepted, such services have been rejected by the account debtor, or the Account otherwise does not represent a final sale; or

         (m) the Account does not comply with all Requirements of Law; or

         (n) the Account is subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor; or

         (o) the Account is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent or does not otherwise conform to the representations and warranties contained in the Credit Documents.

         "ELIGIBLE FOOD-RELATED ACCOUNTS" means Eligible Accounts arising from the sale of food.

         "ELIGIBLE INVENTORY" means the aggregate amount of Inventory of Borrower (valued at the lower of cost or market in accordance with GAAP, and reduced by the amount of all obsolescence reserves), except any item of Inventory if:

         (a) it is not owned solely by Borrower or Borrower does not have good, valid and marketable title thereto; or

         (b)  it is not located on property owned by Borrower, unless:

              (1) in the case of Inventory located on leased premises, the Collateral Agent has received an executed consent and estoppel, in form and substance reasonably satisfactory to the Collateral Agent, from the applicable landlord; or

              (2) in the case of Inventory in the possession of a warehouseman or bailee, the Collateral Agent has received an executed bailee letter in form and substance reasonably satisfactory to the Collateral Agent from such warehouseman or bailee; or

         (c) it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent; or

         (d) it consists of goods returned or rejected by the applicable Credit Party's customer or goods in transit to one or more third parties; or

         (e) it is not a first-quality finished good which is readily marketable; or

         (f) it is perishable (provided, that frozen food shall not be deemed perishable so long as it remains frozen in accordance with all applicable Requirements of Law and policies of Borrower), work-in-process, packaging, supplies, uniforms or slow moving; or

         (g)  it is not located in the U.S.; or

         (h) it was manufactured in violation of the Fair Labor Standards Act or any other labor or import laws or regulations of the U.S.; or

         (i) it is obsolete (without duplication of any reserve for obsolescence subtracted from the value of otherwise Eligible Inventory); or

         (j) it does not otherwise conform to the representations and warranties contained in the Credit Documents.

         "ELIGIBLE NON-FOOD ACCOUNTS" means all Eligible Accounts other than Eligible Food-Related Accounts.

         "ENVIRONMENTAL AFFILIATE" means any Person whose liability for any Environmental Claim a Credit Party has or may have retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of law. Notwithstanding anything herein to the contrary, all representations and warranties made herein with respect to Environmental Affiliates are made only as to matters relating to any such liability.

         "ENVIRONMENTAL APPROVALS" means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws.

         "ENVIRONMENTAL CLAIM" means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from
(a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or
(b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

         "ENVIRONMENTAL LAWS" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, in each case as have been, are now, or may at any time hereafter be in effect and as the same may be amended or modified hereafter, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.; the Toxic
Substance Control Act, 15 U.S.C. Sections 9601 et seq.; the Hazardous
Materials Transportation Act, 49 U.S.C. Sections 1802 et seq.; the
Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.;
the Clean Water Act, 33 U.S.C. Sections 1251 et seq.; the Clean Air Act,
42 U.S.C. Sections 7401 et seq., and other similar federal and/or state environmental laws.

         "EQUITY CONTRIBUTION" means (a) the contribution on the Closing Date
(1) by Thayer to Parent of at least $22,880,000 in cash in exchange for the Preferred Stock, the Warrants and 128,800 shares of Parent's Common Stock, and
(2) by the Management Investors to Parent of at least $2,120,000 (valued pursuant to the Merger Agreement) of shares of KPC common stock and cash in exchange for 21,200 shares of Parent's Common Stock, and (b) the contribution on the Closing Date by Parent to Borrower of at least $22,880,000 in cash.

         "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

         "ERISA AFFILIATE" means any entity required to be aggregated with any Credit Party under Sections 414(b), (c), (m) or (o) of the Code.

         "EURODOLLAR RATE" means, for the Interest Period for each Eurodollar Loan, the rate per annum (rounded upwards to the nearest whole multiple of one-thirty second (1/32) of one percent) equal to the offered quotation of the rate for Dollar deposits with maturities comparable to the Interest Period for which such Eurodollar Rate will apply) which appear on the Telerate Screen Page 3750 (or successor page) as at 11:00 a.m. London time, on the day that is two Business Days prior to the beginning of such Interest Period (or with respect to the initial Interest Period, the Closing Date rather than two Business Days prior to the beginning of the initial Interest

Period) and in an amount comparable to the amount of the Loan to be outstanding during such Interest Period or, if such Telerate shall not exist on such Business Day, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-thirty second (1/32) of one percent (1.00%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Loan for which the Eurodollar Rate is being determined, with maturities comparable to the Interest Period for which such Eurodollar Rate will apply, as of approximately 11:00 A.M. New York time two (2) Business Days prior to the commencement of such Interest Period.

         "EURODOLLAR LOAN" means a Loan that is made or being maintained at a rate of interest based upon the Adjusted Eurodollar Rate.

         "EVENT OF DEFAULT" is defined in Article 9.

         "EXCESS AVAILABILITY" means that portion of the Borrowing Base amount which is in excess of the sum of the Loans and Letter of Credit Obligations then outstanding hereunder.

         "EXCHANGE OFFER" means the offer by Borrower to exchange Senior Notes registered under the Securities Act for (and with substantially identical terms as) the Senior Notes issued on the Closing Date, in accordance with the terms of the Registration Rights Agreement.

         "EXPENSES" means all costs and expenses of each Agent (including reasonable fees and expenses of counsel) incurred in connection with the Credit Documents and the transactions contemplated herein and therein, including as to the Administrative Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Credit Documents and any amendment, waiver or consent relating hereto or thereto and in connection with the Administrative Agent's initial syndication efforts with respect to this Agreement, and including in connection with the enforcement of this Agreement and the other Credit Documents, specifically including (without limiting the generality of the foregoing) (a) the costs of conducting record searches, examining collateral, opening bank accounts and lockboxes, depositing checks, receiving and transferring funds (including charges for checks for which there are insufficient funds), and other administration costs of such Agent and costs of enforcement of the rights of such Agent, any other Agent or any Lender under the Credit Documents, (b) the reasonable fees and expenses of legal counsel and paralegals (including the allocated cost of internal counsel and paralegals, which allocation shall be made in accordance with applicable internal policies of such Agent, if any), accountants, appraisers and other consultants, experts or advisors retained by such Agent, (c) fees and expenses incurred by the Administrative Agent in connection with the initial syndication of the Commitments and the Loans, (d) the cost of title insurance premiums, real estate survey costs, fees and taxes in connection with the filing of financing statements, and (e) the costs of preparing and recording Collateral Documents, releases of Collateral, and waivers, amendments, and terminations of any of the Credit Documents.

         "FACILITY YEAR" means a one-year period commencing (in the case of the first Facility Year) on the Closing Date and thereafter on each anniversary of the Closing Date and ending on the day before the next such anniversary.

         "FEDERAL FUNDS RATE" means a fluctuating interest rate per annum equal on any day to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average rate charged to the Administrative Agent on such Business Day on such transactions as determined by the Administrative Agent.

         "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve System.

         "FEES" means, collectively, the Commitment Fee, the Letter of Credit Fees, the L/C Facing Fees, the Issuing Bank Fees and the Monitoring Fees.

         "FINANCIAL STATEMENTS" means the consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholder's equity of Borrower and its Subsidiaries for the period specified, prepared in accordance with GAAP.

         "FISCAL YEAR" means the fiscal year of the applicable Credit Party, which, for Parent and each of its Subsidiaries as of the Closing Date, begins on the first Saturday following the last Friday in September in a calendar year and ends on the last Friday in September of the following calendar year, and "FISCAL QUARTER" means a corresponding fiscal quarter of such Credit Party.

         "GAAP" means generally accepted accounting principles as in effect in the U.S. on the Closing Date consistently applied by the applicable Person.

         "GOVERNING DOCUMENTS" of any Person means the certificate or articles of incorporation, by-laws, partnership agreement or operating or members agreement, as the case may be, and any other organizational or governing documents, of such Person.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any foreign, federal, state or other court or governmental agency, authority, instrumentality or regulatory body.

         "GROUP" is used herein as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended.

         "GUARANTOR" means Parent and each Subsidiary of Borrower.

         "GUARANTOR INTELLECTUAL PROPERTY SECURITY AGREEMENT" means each Intellectual Property Security Agreement executed by a Guarantor in favor of the Collateral Agent, each in form and substance satisfactory to the Collateral Agent.

         "GUARANTOR PLEDGE AGREEMENT" means each Pledge Agreement executed by a Guarantor in favor of the Collateral Agent, including pursuant to Section 5.1(a), each in form and substance satisfactory to the Collateral Agent.

         "GUARANTOR SECURITY AGREEMENT" means each Security Agreement executed by a Guarantor in favor of the Collateral Agent, including pursuant to Section 5.1(a), each in form and substance satisfactory to the Collateral Agent.

         "GUARANTY" means the Guaranties dated the date hereof executed by each of the Guarantors in favor of the Collateral Agent and the Lenders.

         "HIGHEST LAWFUL RATE" means, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the law of any other jurisdiction whose laws are mandatorily applicable notwithstanding the provisions of this Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

         "INDEBTEDNESS" of a Person means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument or otherwise, (b) obligations under Capital Leases, (c) reimbursement obligations for letters of credit, banker's acceptances or other credit accommodations, (d) liabilities, as reasonably determined by the Administrative Agent, under any Interest Rate Agreement, (e) Contingent Obligations and (f) obligations secured by any Lien on that Person's property, even if that Person has not assumed such obligations.

         "INSOLVENCY EVENT" means, with respect to any Person, the occurrence of any of the following: (a) such Person shall be adjudicated insolvent or bankrupt, or shall generally fail to pay or admit in writing its inability to pay its debts as they become due, (b) such Person shall seek dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, (c) such Person shall make a general assignment for the benefit of its creditors, or consent to or acquiesce in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, (d) such Person shall file a voluntary petition under any bankruptcy, insolvency or similar law, or (e) such Person, or a substantial portion of its property, assets or business shall become the subject of an involuntary proceeding or petition for its dissolution, reorganization, or the appointment of a receiver, trustee, custodian or liquidator and any such proceeding or petition shall not be dismissed within forty-five (45) days after commencement or filing, as the case may be, or any order for relief shall be entered in any such proceeding.

         "INTELLECTUAL PROPERTY SECURITY AGREEMENTS" means the Borrower Intellectual Property Security Agreement and the Guarantor Intellectual Property Security Agreements.

         "INTEREST COVERAGE RATIO" is defined in Section 8.1(b).

         "INTEREST PERIOD" means, for each Eurodollar Loan, a period of one, two, three or six months during which the interest rate for such Loan is fixed; provided, however, that (a) no Interest Period may end after the Maturity Date, and (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, unless such extension would cause the last day of such Interest Period to occur in the next following calendar month, in which case the last day of such Interest Period shall occur on the next preceding Business Day.

         "INTEREST RATE AGREEMENT" means any interest rate protection or hedge agreement, including interest rate future, option, swap, collar and cap agreements.

         "INVENTORY" means "inventory" as defined in the UCC.

         "INVESTMENT" means (a) all expenditures made and all liabilities incurred (including Contingent Obligations) for or in connection with the acquisition of any beneficial or other interest in, all or substantially all of the assets of, or any obligations, securities or other Indebtedness of, a Person, and (b) all direct or indirect loans, advances, capital contributions or transfers of property to a Person. In determining the aggregate amount of Investments outstanding at any particular time: (1) a guaranty shall be valued at not less than the principal amount guarantied and outstanding; (2) returns of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution) shall be deducted; (3) earnings, whether as dividends, interest or otherwise, shall not be deducted; and (4) decreases in the market value shall not be deducted.

         "IRS" means the U.S. Internal Revenue Service and any successor thereto.

         "ISSUING BANK" means Dresdner Bank AG, New York and Grand Cayman Branches, as the issuer of Letters of Credit hereunder for the account of Borrower.

         "ISSUING BANK FEES" is defined in Section 4.2.

         "KALMAR" means KalMar Properties Corp., a direct, wholly-owned Subsidiary of Borrower.

         "KPC" means KPC Holdings Corporation, a Delaware corporation.

         "L/C FACING FEES" and "LETTER OF CREDIT FEES" are defined in Section
4.2.

         "LETTER OF CREDIT OBLIGATIONS" means the sum of the aggregate undrawn amount of all Letters of Credit outstanding, plus the aggregate amount of all drawings under Letters of Credit for which Borrower has not reimbursed the Issuing Bank.

         "LETTER OF CREDIT REQUEST" is defined in Section 3.2.

         "LETTER OF CREDIT" means any letter of credit issued under Article 3 and all amendments, renewals, extensions and replacements thereof.

         "LEVERAGE RATIO" is defined in Section 8.1(d).

         "LIEN" means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

         "LOAN ACCOUNT" is defined in Section 4.3.

         "LOANS" is defined in Section 2.1.

         "LOCKBOX" and "LOCKBOX AGREEMENT" are defined in Section 4.7.

         "MANAGEMENT AGREEMENT" means the Management Agreement between Thayer and Borrower, dated as of the date hereof.

         "MANAGEMENT FEE" means a fee payable to any Person other than a direct employee of the payor for management services rendered to the payor or any of its Affiliates, including the annual $500,000 fee payable by Borrower to Thayer pursuant to the Management Agreement.

         "MANAGEMENT INVESTORS" means the Persons listed as such in Section 1.1 of the Disclosure Schedule.

         "MANDATORY REDEEMABLE OBLIGATION" means an obligation of any Credit Party (or guarantied by any of them) which must be redeemed or paid (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise,
(b) at the option of any Person other than the applicable Credit Party, or (c) upon the occurrence of a condition not solely within the control of the applicable Credit Party, such as a redemption required to be made out of future earnings.

         "MARGIN STOCK" shall have the meaning provided for such term in Regulations G, T, U and X of the Federal Reserve.

         "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect on the business, operations, results of operations, assets, liabilities, prospects or condition (financial or otherwise) of any Credit Party, or (b) a material adverse effect on the ability of a Credit Party to perform its obligations under the Credit Documents to which it is a party, or (c) the impairment of the ability of any Agent or any Lender to enforce the Obligations, or (d) any significant diminution of the amount which any Agent or the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral.

         "MATERIAL CONTRACT" means any contract, lease or other agreement or arrangement to which any Credit Party is a party (other than the Credit Documents) involving aggregate consideration payable to or by any Credit Party of $100,000 or more or which is otherwise material to the business, operations, results of operations, assets, liabilities, prospects or condition (financial or otherwise) of any Credit Party. Without limiting the generality of the foregoing, the Merger Agreement, each of the Senior Notes Documents and each of the contracts listed in Section 6.20 of the Disclosure Schedule are Material Contracts of Borrower.

         "MATERIALS OF ENVIRONMENTAL CONCERN" means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum (including crude oil and any fraction thereof) and petroleum products and any other gas, liquid or solid regulated under any Environmental Law.

         "MATURITY DATE" means the earlier of April 30, 2002 and the date, if any, on which the Loans mature by notice of prepayment, acceleration or otherwise.

         "MERGER" means the merger of CPAC with and into Parent on the Closing Date pursuant to the Merger Agreement.

         "MERGER AGREEMENT" means that certain Merger Agreement dated as of March 25, 1997 among Thayer, CPAC and KPC.

         "MONITORED DISBURSEMENT PROCEDURES" means the procedures set forth in
Section 2.5 hereof.

         "MONITORING AGENT" means a financial institution selected by Agent at any time and from time to time to monitor the Borrowing Base and related assets of the Credit Parties, and to exercise the other powers contemplated for it in the Credit Documents.

         "MONITORING FEES" means the fees referred to in Section 4.2(c).

         "MORTGAGE" means each deed of trust, mortgage and leasehold deed of trust or mortgage made by a Credit Party in favor of the Collateral Agent, covering a Mortgaged Property, in form and substance satisfactory to the Collateral Agent, as the same may be amended, modified or otherwise supplemented from time to time.

         "MORTGAGED PROPERTY" means each of the properties listed in the Closing Documents List as being subject to a Mortgage, all as more fully described in the Mortgages, and any other real property of a Credit Party as to which the Administrative Agent requires a Mortgage after the date hereof.

         "MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which any Credit Party or any ERISA Affiliate has contributed within the past six years or with respect to which any Credit Party may incur any liability.

         "NET SALE PROCEEDS" means all cash proceeds, when and as received, of each disposition of any asset by Borrower or any of its Subsidiaries (other than sales of Inventory in the ordinary course of business and sales among Borrower and its Wholly-Owned Subsidiaries) net of (a) reasonable expenses incurred by such Person in connection with such disposition (but not including any fees paid to Affiliates of Borrower), and (b) the taxes payable by the Borrower or the Credit Party with respect to such sale (after giving effect to all offsets, credits and similar deductions available to Borrower or such other Credit Party).

         "NON-DEFAULTING LENDER" is defined in Section 2.4(b).

         "NOTE" means a promissory note of Borrower substantially in the form of Exhibit A.

         "NOTICE OF BORROWING" is defined in Section 2.2.

         "NOTICE OF CONTINUATION" and "NOTICE OF CONVERSION" are defined in
Section 4.9.

         "OBLIGATIONS" means the collective reference to the unpaid principal of, and the accrued and unpaid interest on, the Loans and all other obligations and liabilities of Borrower to the Agents, the Lenders and the Issuing Bank (including each Credit Party's liability for all interest that accrues after the maturity of the Loans and all interest that accrues after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, that may arise under, out of, or in connection with, this Agreement, any other Credit Document, any Interest Rate Agreement entered into by Borrower with any Lender pursuant to this Agreement or any other document made, delivered or given in connection with this Agreement, any other Credit Document or any such Interest Rate Agreement, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Agents, the Lenders and the Issuing Bank that are required to be paid by Borrower pursuant to the terms of any such agreement), and all other obligations and liabilities of any or all of the Credit Parties to any Agent, the Issuing Bank and/or any Lender under this Agreement, any Note or any other Credit Document.

         "OPERATING LEASE" means, for any Person, any lease of any property of any kind by such Person as lessee which is not a Capital Lease.

         "PARENT" means KPC prior to the Merger and CPH as of and after the Merger.

         "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

         "PERMITTED ACQUISITION" shall mean an acquisition by Borrower of all or substantially all of the assets of, or all of the Capital Stock of, a Person (each, an "ACQUIRED PERSON") engaged in the Business, provided, that (a) if such acquisition is of all of the Capital Stock of the Acquired Person, such Acquired Person is merged with and into Borrower substantially simultaneously with Borrower's acquisition of such Capital Stock, (b) if the Acquisition Consideration for such acquisition, together with the aggregate Acquisition Consideration for all other Permitted Acquisitions (excluding the Merger) during any 12 month period, if any, equals or exceeds Five Million Dollars ($5,000,000), the Administrative Agent and Required Lenders shall have approved the acquisition in writing, and
(c) if the Acquisition Consideration for such acquisition, together with the aggregate Acquisition Consideration for all other Permitted Acquisitions (excluding the Merger) during any 12 month period, if any, is less than Five Million Dollars ($5,000,000), Borrower shall have (i) demonstrated that, following such acquisition, Borrower shall comply with the covenants set forth in this Agreement on a pro forma and prospective basis, (ii) provided to the Administrative Agent complete and accurate copies of all Financial Statements prepared in connection with such acquisition, (iii) demonstrated that Borrower does not have, and will not have as a result of such acquisition, any Contingent Obligation, contingent liability or liability for taxes, long-term leases or commitments which is not reflected in such Financial Statements and is required to be so reported, and (iv) provided to the Administrative Agent a management discussion and analysis describing the acquisition.

         "PERMITTED LIENS" is defined in Section 8.4.

         "PERSON" means any individual, sole proprietorship, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, institution, entity, party or government (including any division, agency or department thereof).

         "PLAN" means any employee benefit plan, program or arrangement maintained or contributed to by any Credit Party, or with respect to which any of them may incur liability.

         "PLEDGE AGREEMENTS" means the Borrower Pledge Agreement and the Guarantor Pledge Agreements.

         "PREFERRED STOCK" means the 10,000 shares of 15% preferred stock of Parent issued to Thayer on the Closing Date, all dividends on which shall be payable, during the term of this Agreement, only in kind.

         "PRIME FOODS" means Prime Foods Development Corp., a direct, wholly-owned Subsidiary of Borrower.

         "PROJECTIONS" means the financial projections regarding Parent and its Subsidiaries prepared by management of Borrower and delivered to the Agents and the other Lenders on or prior to the Closing Date, which shall be satisfactory in form and substance to the Agents and such Lenders.

         "PRO RATA SHARE" of a Lender means, as of any time, that Lender's proportionate interest in the Loan facility at such time, calculated as follows: divide the amount of that Lender's Commitment by the total amount of all Commitments at the time, unless there are no Commitments at the time, in which case divide (a) the sum of the principal amount of that Lender's outstanding Loans plus the amount of such Lender's participations in Letter of Credit Obligations by (b) the sum of the total principal amount of all Loans outstanding at the time plus the total amount of all Letter of Credit Obligations then outstanding. While any Lender is a

Defaulting Lender, the amount of its Commitment (or Loans and Letter of Credit Obligations, as applicable) will be deemed to be zero for purposes of calculating Required Lenders.

         "REGISTER" is defined in Section 11.8(c).

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement among Borrower, KalMar, Concord, Prime Foods, J.P. Morgan Securities Inc., NatWest Capital Markets Limited, and Dresdner Kleinwort Benson North America LLC.

         "REPORTABLE EVENT" means any of the events described in Section 4043 of ERISA or the regulations thereunder.

         "REQUIRED LENDERS" means Lenders the Pro Rata Shares of which total more than sixty-six and two-thirds percent (66-2/3%) of the facility taken as a whole.

         "REQUIREMENT OF LAW" means (a) the Governing Documents of a Person, (b) any law, treaty, rule or regulation or determination of an arbitrator, court or other Governmental Authority, or (c) any franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval binding on a Person or any of its property.

         "RESET DATE" is defined in Section 4.1(c).

         "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

         "ROLLING FOUR QUARTER BASIS" means for any date of determination the aggregate results of the four Fiscal Quarters immediately preceding but including such date of determination; provided, however, that for each of the periods ending during the first Facility Year, the applicable periods prior to the Closing Date shall be calculated on a pro forma basis acceptable to the Administrative Agent.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SECURITY AGREEMENTS" means the Borrower Security Agreement, the Guarantor Security Agreements, the Borrower Intellectual Property Security Agreement and the Guarantor Intellectual Property Security Agreements.

         "SENIOR NOTES" means the 12.5% Senior Notes due 2004 issued by Borrower on the Closing Date in the aggregate principal amount of $100,000,000 and any notes exchanged for such Senior Notes pursuant to the Exchange Offer.

         "SENIOR NOTES DOCUMENTS" means the Senior Notes, the Senior Notes Indenture, the Registration Rights Agreement and the Warrants.

         "SENIOR NOTES INDENTURE" means the Indenture dated as of May 9, 1997 between Borrower and the Senior Notes Trustee.

         "SENIOR NOTES TRUSTEE" means Bank of New York, as trustee under the Senior Notes Indenture, and its successors in such capacity.

         "SETTLEMENT DATE" means each Wednesday (or, if any such day is not a Business Day, the next succeeding Business Day), and, in any week, the date, if any, on which Loans made by the Disbursing Agent since the last Settlement Date equals or exceeds $________ in the aggregate, or in each case such other date as is agreed from time to time among the Disbursing Agent and the Lenders.

         "SUBORDINATED INDEBTEDNESS" means, with respect to the Borrower, Indebtedness, (a) the tenor, terms and conditions of which shall have been approved by Required Lenders, and (b) which is subordinated in right of payment to the Borrower's obligations under this Agreement, pursuant to a subordination agreement satisfactory to Required Lenders.

         "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company or other entity (a) in which that Person directly or indirectly owns or controls shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body of such entity or (b) of which that Person is a general partner or a managing member or which that Person otherwise controls, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, as of the Closing Date Borrower is the only direct Subsidiary of Parent and Concord, KalMar and Prime Foods are the only Subsidiaries of Borrower; provided, that Lexington Funding, Inc. ("LEXINGTON") and Verdi Funding, Inc. ("VERDI"), the only Subsidiaries of Concord, will be Subsidiaries of Parent, Borrower and Concord until dissolved within ninety (90) days of the Closing Date.

         "TERMINATION EVENT" means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (b) the withdrawal of Borrower, any of its Subsidiaries or any ERISA Affiliate from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA); (c) the provision of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA); (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (e) any event or condition (1) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (2) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan.

         "THAYER" means Thayer Equity Investors III, L.P., Thayer Co-Investors, L.L.C., and the successors of either of them.

         "TOTAL COMMITMENTS" means, at any time, the total Commitments of all Lenders at such time.

         "TRADE LETTERS OF CREDIT" means Letters of Credit, intended to serve as payment for goods, with an expiry date 120 days or less after issuance.

         "TYPE" of Loan refers to whether it is a Eurodollar Loan or a Base Rate Loan.

         "UCC" means the Uniform Commercial Code as in effect in New York from time to time.

         "U.S." means the United States of America.

         "WARRANTS" means the warrants to purchase 26,471 shares of Common Stock of Parent issued to Thayer on the Closing Date.

         "WHOLLY-OWNED SUBSIDIARY" means a wholly-owned Subsidiary of Borrower which has guarantied the Obligations and granted Liens in substantially all of its assets to the Collateral Agent for the benefit of the Agents, the Issuing Bank and the Lenders, in each case pursuant to guaranties and agreements in substantially the form of the Guaranty and Guarantor Security Agreement executed and delivered on the Closing Date.

         1.2 Other Definitional Provisions.

         (a) Each term defined in this Agreement shall have the same meaning when used in any other Credit Document, unless otherwise specified in the applicable Credit Document.

         (b) All accounting terms used in this Agreement or in any other Credit Document shall be construed in accordance with GAAP, applied on a basis consistent with the Financial Statements delivered to the Administrative Agent on or before the Closing Date, unless otherwise specified in the applicable Credit Document.

         (c) The word "including" means "including without limitation." Each of the words "hereof," "herein," and "hereunder" refer to this Agreement as a whole, not to any particular portion of this Agreement. References to Articles, Sections, Annexes, Schedules and Exhibits are internal references to this Agreement and to its attachments, unless otherwise specified. The headings and the Table of Contents are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.


                                 ARTICLE 2 LOANS

         2.1 Revolving Credit Commitments. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make loans and advances to Borrower ("LOANS"), from the Closing Date through the last Business Day before the Maturity Date, provided, that the outstanding principal amount of such Lender's Loans, plus its Pro Rata Share of the outstanding Letter of Credit Obligations, must never exceed its Pro Rata Share of (1) the amount of the Total

Commitments or (2) the Borrowing Base, whichever is lower at the time. Loans may be voluntarily prepaid (subject to Section 4.5) and any principal amounts so prepaid may be reborrowed as set forth above.

         2.2 Procedure for Borrowings. To request a Borrowing of Loans, Borrower shall deliver to the Disbursing Agent a written notice, substantially in the form of Exhibit E (a "NOTICE OF BORROWING"). In addition to a Notice of Borrowing, Borrower shall deliver to the Disbursing Agent a written certificate, substantially in the form of Exhibit C (a "BORROWING BASE CERTIFICATE"), which shall conform to the requirements of Section 7.2(a) of this Agreement. Each Notice of Borrowing shall specify (1) whether the requested Borrowing is of Base Rate Loans or (subject to Section 4.9) Eurodollar Loans, and (2) the Business Day on which Borrower requests that such Loans be made. Notices of Borrowing for Base Rate Loans shall be received by the Disbursing Agent before 11:00 A.M. New York time on the Business Day prior to the date of the proposed Borrowing, and Notices of Borrowing for Eurodollar Loans shall be received by the Disbursing Agent not later than 11:00 A.M. New York time on the third Business Day prior to the date of the proposed Borrowing. Each Notice of Borrowing shall, unless otherwise specifically provided herein, consist entirely of Loans of the same Type and, if the requested Borrowing is to consist of Eurodollar Loans, shall be in an aggregate amount for all Lenders of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Borrower shall specify in each Notice of Borrowing whether the conditions for the requested Borrowing are satisfied. Except as provided in Section 2.5, Borrower may request a Borrowing of Loans no more than eight (8) times in the first month of the term hereof and five (5) times per month thereafter (unless the Administrative Agent has instituted Monitoring Disbursement Procedures). Once given, a Notice of Borrowing is irrevocable by and binding on Borrower. Borrower shall provide to the Disbursing Agent a list, with specimen signatures, of officers authorized to request Loans. Each Agent is entitled to rely upon such list until it is replaced by Borrower. The Disbursing Agent shall give each Lender prompt notice by telephone or facsimile transmission of its receipt of a Notice of Borrowing.

         2.3 Disbursement of Loans. Subject to the determination by the Agents and the Lenders that the applicable conditions for borrowing contained in
Article 5 are satisfied or duly waived, each Lender shall make available to the Disbursing Agent at the Disbursing Agent's address, no later than 1:00 P.M. New York time on the date of the proposed Borrowing as set forth in the Notice of Borrowing, an amount in immediately available funds equal to such Lender's Pro Rata Share of the requested Borrowing, provided, however, that in no event shall such amount exceed the unutilized amount of such Lender's Commitment. Unless the Disbursing Agent receives contrary written notice prior to the date of any such Borrowing of Loans, it is entitled to assume that each Lender will make available its Pro Rata Share of the Borrowing and in reliance upon that assumption, but without any obligation to do so, may advance such Pro Rata Share on behalf of the Lender. The proceeds of Loans shall be transmitted by the Disbursing Agent (a) in the circumstances described in Section 3.5, directly to the Issuing Bank and (b) subject to Section 2.5, in all other circumstances, as reasonably requested by Borrower in its Notice of Borrowing.

         2.4 Defaulting Lenders.

         (a) A Lender who fails to pay the Disbursing Agent its Pro Rata Share of any Loans made available by the Disbursing Agent on such Lender's behalf, or who fails to pay any other amount owing by it to any Agent under any Credit Document, is a "DEFAULTING LENDER" until such failure is cured or waived by the applicable Agent in writing. The applicable Agent may recover all such amounts owing by a Defaulting Lender on demand. If the Defaulting Lender does not pay such amounts on such Agent's demand, such Agent shall promptly notify Borrower and Borrower shall pay such amounts within five Business Days. In addition, the Defaulting Lender or Borrower shall pay such Agent interest on such amount for each day from the date it was made available by such Agent to or for the benefit of Borrower to the date it is recovered by such Agent at a rate per annum equal to (1) the overnight Federal Funds Rate, if paid by the Defaulting Lender, or
(2) the then applicable rate of interest calculated under Article 4, if paid by Borrower, plus, in each case, such Agent's costs, losses and expenses, if any, incurred as a result of the Defaulting Lender's failure to perform its obligations.

         (b) The failure of any Lender to fund its Pro Rata Share of any Loan shall not relieve any other Lender of its obligation to fund its Pro Rata Share of such Loan. Conversely, no Lender shall be responsible for the failure of another Lender to fund its Pro Rata Share of a Loan.

         (c) No Agent shall be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Disbursing Agent, but in any event shall be credited against the Obligations of Borrower hereunder. The Disbursing Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Credit Documents and determining Pro Rata Shares such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This section shall remain effective with respect to such Lender until (1) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (2) Required Lenders, the applicable Agent and Borrower shall have waived such Lender's default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder.

         (d) The Lenders which are not Defaulting Lenders (the "NON-DEFAULTING LENDERS") shall participate in Letters of Credit on the basis of their respective Pro Rata Shares, determined, however, as if the Commitment of a Defaulting Lender is zero, and shall receive Letter of Credit Fees on such basis. A Defaulting Lender shall not be entitled to receive any portion of the Commitment Fee, the Letter of Credit Fees or any indemnity arising from its commitment to make Loans and/or participate in Letters of Credit.

         (e) Nothing in this Section 2.4 shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, any Agent, the

Issuing Bank or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

         2.5 Monitoring and Disbursements. Notwithstanding anything herein to the contrary, in the event the Administrative Agent appoints another Person as a Monitoring Agent and Disbursing Agent:

         (a) Borrower shall establish such accounts with such financial institutions as the Disbursing Agent shall reasonably request pursuant to one or more Blocked Account Agreements in form and substance reasonably satisfactory to the Administrative Agent;

         (b) all Collections shall be deposited within one (1) Business Day of their receipt by any Credit Party in the Collections Account and credited to the payment of any outstanding Obligations in accordance with Section 4.6(c);

         (c) on each Business Day, the Monitoring Agent shall provide information to Borrower as to the amounts of checks written on the Collections Account to be cleared as of such Business Day (the "CLEARING AMOUNT");

         (d) if required, Borrower shall request (or, in the case of clause (2) below, shall be deemed to have requested) a Borrowing of Base Rate Loans to pay
(1) the portion of the Clearing Amount in excess of the amount of funds otherwise on deposit in the Collections Account, and (2) the amount of any other Obligations then due and owing;

         (e) All Loans shall be disbursed from whichever office or other place the Disbursing Agent may designate from time to time and, together with any and all other Obligations of any Credit Party to any Agent, the Issuing Bank or any Lender, shall be charged to Borrower's Account on the Disbursing Agent's books. The proceeds of each Loan requested or deemed to have been requested by Borrower under this Section 2.5 shall, with respect to requested Loans to the extent Lenders make such Loans, be made available to Borrower on the day so requested by way of credit to Borrower's operating account at the Disbursing Agent, or such other bank as the Disbursing Agent may designate following notification to Borrower and the Administrative Agent, in immediately available funds or, with respect to Loans deemed to have been requested by Borrower, be disbursed to the Disbursing Agent to be applied to the outstanding Obligations giving rise to such deemed request;

         (f) the number of Borrowings permitted to be made hereunder shall not be limited as set forth in Section 2.2 (except to once daily);

         (g) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by the Disbursing Agent on the date received. In consideration of the Disbursing Agent's agreement to conditionally credit Borrower's Account as of the Business Day on which the Disbursing Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by the Disbursing Agent on account of the Obligations on the next Business Day after the Business Day the Disbursing Agent receives such payments via wire transfer or electronic depository check. The Disbursing Agent is not, however, required to credit Borrower's Account for the amount of any item of payment which is unsatisfactory to the Disbursing Agent and the Disbursing Agent and may charge Borrower's Account for the amount of any item of payment which is returned to the Disbursing Agent unpaid;

         (h) All payments of principal, interest and other amounts payable hereunder, or under any of the other Credit Documents, shall be made to the Disbursing Agent at its designated payment office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in funds immediately available to the Disbursing Agent. The Disbursing Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower's Account or by making Loans as provided in this Section 2.5 hereof;

         (i) The Disbursing Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrower's Account") in the name of Borrower in which shall be recorded the date and amount of each Loan made by Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by the Disbursing Agent to record the date and amount of any Loan shall not adversely affect any Agent, the Issuing Bank or any Lender. Each week, the Disbursing Agent shall send to each Agent, each Lender and Borrower a statement showing the accounting for the Loans made, payments made or credited in respect thereof, and other transactions between Lenders, the Issuing Bank and Borrower, during such week. The weekly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders, the Issuing Bank and Borrower unless the Disbursing Agent receives a written statement of Borrower's specific exceptions thereto within twenty (20) days after such statement is received by Borrower. The records of the Disbursing Agent with respect to the Borrower's Account shall be conclusive evidence absent manifest error of the amounts of Loans and other charges thereto and of payments applicable thereto; and

         (j)(1) Commencing with the first Business Day following the appointment of the Monitoring Agent and Disbursing Agent by the Administrative Agent (the "MONITORED DISBURSEMENTS DATE"), each Borrowing of the Borrower shall be applied first to those Loans advanced by the Disbursing Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Monitored Disbursement Date, the Disbursing Agent and Lenders shall make certain payments as follows: (A) if the aggregate amount of new Loans made by the Disbursing Agent during the preceding week (if any) exceeds the aggregate amount of repayments applied to outstanding Loans during such preceding week, then each Lender shall provide the Disbursing Agent with funds in an amount equal to its Pro Rata Share of the difference between (w) such Loans and (x) such repayments and (B) if the aggregate amount of repayments applied to outstanding Loans during such week exceeds the aggregate amount of new Loans made during such week, then the Disbursing Agent shall provide each Lender with funds in an amount equal to such Lender's Pro Rata Share of the difference between (y) such repayments and (z) such Loans.

         (2) Each Lender shall be entitled to earn interest on outstanding Loans which it has funded.

         (3) Promptly following each Settlement Date, the Disbursing Agent shall submit to each Lender a certificate with respect to payments received and Loans made during the week immediately preceding such Settlement Date. Such certificate of the Disbursing Agent shall be conclusive in the absence of manifest error.


                           ARTICLE 3 LETTERS OF CREDIT

         3.1 Issuance of Letters of Credit. Subject to the terms and conditions of this Agreement, the Issuing Bank shall (with the consent of the Administrative Agent) issue Letters of Credit hereunder at the request of Borrower and for its account, as more specifically described below, for credit enhancement, documentary and other on-going general corporate purposes, provided, that a requested Letter of Credit will not be available hereunder if:

         (a) Issuance of the requested Letter of Credit (1) would cause the Letter of Credit Obligations then outstanding to exceed $5,000,000 or (2) would cause the sum of the outstanding Loans plus the Letter of Credit Obligations then outstanding to exceed the lesser of (A) the Total Commitments then in effect and (B) the Borrowing Base then in effect; or

         (b) Issuance of the Letter of Credit is enjoined, restrained or prohibited by any Governmental Authority, Requirement of Law or any request or directive of any Governmental Authority (whether or not having the force of law) or would impose upon any Agent or the Issuing Bank any material restriction, reserve, capital requirement, loss, cost or expense (for which such Agent or the Issuing Bank is not otherwise compensated) not in effect or known as of the Closing Date.

         3.2 Request for Issuance. A request for issuance of a Letter of Credit (a "LETTER OF CREDIT REQUEST") may be given to the Administrative Agent and the Issuing Bank in writing or electronically (and, if electronically, promptly confirmed in writing). A Letter of Credit Request must be received by the Administrative Agent and the Issuing Bank no later than 1:00 P.M. New York time at least ten (10) Business Days (or such shorter period as may be agreed to by the Issuing Bank) in advance of the proposed date of issuance. The Issuing Bank shall notify the Administrative Agent, and the Administrative Agent shall notify the Lenders, of such request and of the issuance of the Letter of Credit.

         3.3 Terms of Letters of Credit. The proposed terms and conditions and form of each Letter of Credit (and of any drafts or acceptances thereunder) shall be subject to approval by the Administrative Agent and the Issuing Bank. The term of each standby Letter of Credit shall not exceed 360 days, but may be subject to annual renewal at the option of the Administrative Agent and the Issuing Bank (so long as the conditions for issuance of such Letter of Credit as a new Letter of Credit would be met at such time). The term of each Trade Letter of Credit shall not exceed 120 days. No Letter of Credit shall have an expiry date later than thirty (30) days prior to the Maturity Date.

         3.4 Lenders' Participations. Immediately upon issuance or amendment of any Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation in all rights and obligations under such Letter of Credit (other than fees and other amounts owing to the Issuing Bank) in accordance with such Lender's Pro Rata Share of the Commitments.

         3.5 Payment of Amounts Drawn Under Letters of Credit. Upon notice from the Issuing Bank of any drawing or requested drawing under any Letter of Credit, the Administrative Agent will notify Borrower and the Disbursing Agent promptly of such drawing or request and, so long as no Default or Event of Default has occurred and is continuing hereunder, Borrower will be deemed to have concurrently given a Notice of Borrowing to the Disbursing Agent for Base Rate Loans in the amount of and at the time of such drawing. The proceeds of such Loans shall be applied directly by the Disbursing Agent to reimburse the Issuing Bank (or the Lenders which have bought participations, if applicable) for the amount of such drawing. If a Default or Event of Default hereunder has occurred and is continuing, Borrower shall repay the Issuing Bank the amount of the drawing in immediately available funds on the Business Day of the drawing.

         3.6 Payment by Lenders. If Loans and payments by Borrower are not made in an amount sufficient to reimburse the Issuing Bank in full for the amount of any drawing, the Disbursing Agent shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to the Disbursing Agent, for the account of the Issuing Bank, its Pro Rata Share of such unreimbursed amount in immediately available funds not later than 11:00 A.M. New York time on the next Business Day. If any Lender fails to make available to the Disbursing Agent the amount of such Lender's participation, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for the first three Business Days and thereafter at the Base Rate. For each Letter of Credit, the Disbursing Agent shall promptly distribute to each Lender which has funded the amount of its participation its Pro Rata Share of all payments subsequently received by the Disbursing Agent from Borrower in reimbursement of honored drawings.

         3.7 Nature of Issuing Bank's Duties. In determining whether to pay under any Letter of Credit, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they are in substantial compliance on their face with the requirements of that Letter of Credit. As among Borrower, the Agents, each Lender other than the Issuing Bank and (except as set forth in the last sentence of this Section 3.7) the Issuing Bank, Borrower assumes all risks of the acts and omissions of the Issuing Bank, or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any liability to Borrower, any Agent or any Lender.

         3.8 Obligations Absolute. The obligations of Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit and the obligations of the Lenders under Section 3.6 hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, even when a Default or an Event of Default shall have occurred and be continuing.


           ARTICLE 4 COMPENSATION, REPAYMENT AND COMMITMENT REDUCTIONS

         4.1 Interest Rate.

         (a) Interest on Base Rate Loans. Borrower shall pay to the Disbursing Agent for the account of the Lenders, quarterly in arrears, on the last Business Day of each calendar quarter, interest on Base Rate Loans outstanding during such calendar quarter at an interest rate per annum equal to the Base Rate plus the Applicable Margin. The rate hereunder shall change each day the Base Rate changes. After maturity of such Base Rate Loans (whether by acceleration or otherwise), interest shall be payable upon demand. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (b) Interest on Eurodollar Loans. Interest on each Eurodollar Loan shall be payable on the last day of the Interest Period for such Eurodollar Loan (and, in the case of any Eurodollar Loan with an Interest Period of six months, on the three-month anniversary of the commencement of that Interest Period), at the date of conversion of such Eurodollar Loan (or a portion thereof) to a Base Rate Loan and at maturity of such Eurodollar Loan, as applicable, at an interest rate per annum equal to the Adjusted Eurodollar Rate for the Interest Period for such Eurodollar Loan plus the Applicable Margin. After maturity of such Eurodollar Loans (whether by acceleration or otherwise), interest shall be payable upon demand. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

         (c) Applicable Margin. Within forty-five (45) days after the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on March 31, 1998, Borrower shall deliver to the Administrative Agent a certificate executed by the President or Chief Financial Officer of Borrower showing Borrower's calculations of the Leverage Ratio and the Interest Coverage Ratio for the Fiscal Quarter just ended. If Borrower timely delivers such certificate (or if the Applicable Margin would be increased), the Applicable Margin shall be adjusted or continued, as the case may be, on the first day of the third month following the end of the applicable Fiscal Quarter (each, a "RESET DATE") based on such ratios from the table set forth in Annex III, and the Applicable Margin as so adjusted or continued shall remain in effect until the next Reset Date. For purposes of calculating the Leverage Ratio and the Interest Coverage Ratio to determine the Applicable Margin, Consolidated EBITDA shall be calculated on a historical combined Rolling Four Quarter Basis.

         (d) Interest After Default. Notwithstanding anything to the contrary, from the date of occurrence of a Default or Event of Default until the earlier of (i) the date all Obligations have been paid and satisfied in full or (ii) the date such Default or Event of Default is cured or waived, Borrower shall be obligated to pay to the Disbursing Agent for the account of the Lenders interest on the Loans and on the Letter of Credit Obligations calculated at a rate per annum (the "DEFAULT

RATE") equal to the higher of (x) the Base Rate plus the Applicable Margin thereon and (y) the Adjusted Eurodollar Rate plus the Applicable Margin thereon, plus in each case two percent (2.00%).

         (e) Distribution of Interest. Interest on the Loans shall be allocated by the Disbursing Agent to each Lender in accordance with the Pro Rata Share of Loans actually advanced by and repaid to each Lender, and shall accrue from and including the date such Loans are so advanced and to but excluding the date such Loans are repaid by Borrower. The Disbursing Agent shall distribute interest on Loans promptly after receiving it.

         4.2  Fees.

         (a) Commitment Fee. Borrower shall pay in arrears to the Disbursing Agent for the account of the Lenders, on the last Business Day of each calendar quarter and on the Maturity Date, a fee (the "COMMITMENT FEE") calculated at a fluctuating rate per annum, determined based on the Borrower's Leverage Ratio and Interest Coverage Ratio as of the most recent Reset Date from the table set forth in Annex III, on the average unused portion of the Total Commitments at the end of each day during the applicable period; provided, however, that (1) until the occurrence of the first Reset Date, the per annum rate shall be three-eighths of one percent (0.375%) and (2) no Commitment Fee shall be payable for the account of any Defaulting Lender on the Commitment of such Person for the period of time during which it is a Defaulting Lender. The per annum rate shall be adjusted or continued, as the case may be, on each Reset Date based on such ratios from such table, and such rate as so adjusted or continued shall remain in effect until the next Reset Date. For purposes of calculating the average unused portion of the Total Commitments to determine the Commitment Fee, the aggregate undrawn amount of all Letters Credit outstanding at the end of a day shall constitute use of the Total Commitments on such day to the extent of such aggregate amount. For purposes of calculating the Leverage Ratio and the Interest Coverage Ratio to determine the Commitment Fee, Consolidated EBITDA shall be calculated on a historical combined Rolling Four Quarter Basis.

         (b)  Letter of Credit Fees.

              (1) Borrower shall pay to the Disbursing Agent for the account of the Non-Defaulting Lenders (pro rata in accordance with Section 2.4(d) hereof), on the last Business Day of each Fiscal Quarter and upon termination of the applicable Letter of Credit a fee on each Letter of Credit outstanding at any time during such Fiscal Quarter or on the applicable Letter of Credit, as the case may be (each, a "LETTER OF CREDIT FEE"), in an amount equal to (1) in the case of standby Letters of Credit, a rate per annum equal to the Applicable Margin payable on a Eurodollar Loan on the date of payment of the fee, or (2) in the case of documentary Letters of Credit, a rate per annum equal to one and one-quarter percent (1.25%), in each case multiplied by the daily average of the amounts available to be drawn under such Letter of Credit during the applicable Fiscal Quarter or portion thereof.

              (2) In addition, Borrower shall pay to the Issuing Bank, for its own benefit, on the date of issuance of any Letter of Credit, a facing fee equal to the greater of (i) $500 or

(ii) 0.25% per annum on the initial face amount and stated duration of each such Letter of Credit (the "L/C FACING FEE").

              (3) Borrower also shall pay the reasonable and customary charges, fees and expenses of the Issuing Bank for the issuance, administration and negotiation of each Letter of Credit (the "ISSUING BANK FEES").

         (c)  Monitoring Fees.

              (1) Borrower shall pay to the Monitoring Agent (unless such Person also is the Administrative Agent), if any, for its own benefit, on such terms as such Monitoring Agent shall reasonably request, a fee in an amount equal to the sum of: (i) for periods of monthly monitoring of the Borrowing Base by the Monitoring Agent pursuant to Section 4.7(a), $40,000 per annum, (ii) for periods of weekly monitoring of the Borrowing Base by the Monitoring Agent pursuant to
Section 4.7(a), $60,000 per annum, and (iii) for periods of daily monitoring of the Borrowing Base by the Monitoring Agent pursuant to Section 4.7(a), $75,000 per annum. Borrower also shall pay the reasonable and customary charges, fees and expenses of any and all auditors employed by the Monitoring Bank to assist in its monitoring of the Collateral, including without limitation a fee in an amount equal to $600 per person, per day.

              (2) Borrower also shall pay reasonable and customary charges, fees and expenses of each Blocked Account Bank, if any, pursuant to the applicable Blocked Account Agreement.

         4.3 Maintenance of Loan Account. The Disbursing Agent shall maintain an account on its books in the name of Borrower (the "LOAN ACCOUNT") in which Borrower will be charged with all loans and advances made by the Lenders to Borrower or for Borrower's account and the other Obligations of Borrower under the Credit Documents, including the Loans, all Letter of Credit Obligations, the Fees, and any other Obligations. The Loan Account will be credited with all payments received by the Disbursing Agent from Borrower. Absent manifest error, books and records of the Disbursing Agent regarding the Loan Account shall be final, conclusive and binding on Borrower.

         4.4  Commitment Reductions.

         (a) On the Maturity Date, the Commitment of each Lender shall automatically reduce to zero and may not be reinstated.

         (b) Borrower may reduce or terminate the Commitments at any time and from time to time in whole or in part; provided, that (1) such reduction shall be of an identical percentage of each applicable Lender's Commitment, and (2) Borrower shall not have the right to reduce (or terminate) the Commitments to an amount which is less than the aggregate amount of Letter of Credit Obligations then outstanding unless Borrower concurrently pays or cash collateralizes all of such Letter of Credit Obligations. Each such reduction must be in an aggregate amount for all Lenders of not less than $1,000,000 (and in increments of $1,000,000 thereafter). The Commitments may not be reduced to an aggregate amount less than $20,000,000 unless all of the

Commitments are reduced to zero. Once reduced, no portion of the Commitments may be reinstated.

         4.5 Voluntary Prepayments. Borrower shall have the right to prepay the Loans in whole or in part from time to time without charge or penalty (except as set forth in Section 4.9(d)) on the following terms and conditions:

         (a) Borrower shall give the Disbursing Agent written notice (or telephonic notice promptly confirmed in writing), which notice shall be irrevocable, of its intent to prepay Loans, at least three Business Days prior to a prepayment of Eurodollar Loans and at least one Business Day prior to a prepayment of Base Rate Loans, which notice shall specify the amount of such prepayment and what Types of Loans are to be prepaid and, in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, which notice the Disbursing Agent shall promptly transmit to each of the Lenders;

         (b) each prepayment of Eurodollar Loans shall be in an aggregate principal amount for all Lenders of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less than $5,000,000 or such integral multiple of Eurodollar Loans is then outstanding, such lesser amount of Eurodollar Loans as may then be outstanding) and each prepayment of Base Rate Loans shall be in an aggregate principal amount for all Lenders of $1,000,000 or any integral multiple of $500,000 in excess thereof (or, if less than $1,000,000 or such integral multiple of Base Rate Loans is then outstanding, such lesser amount of Base Rate Loans as may then be outstanding), or in each case such lower amount as is required to comply with Section 4.6 or Section 8.10;

         (c) prepayments of Eurodollar Loans made pursuant to this Section 4.5 may only be made on the last day of the Interest Period applicable thereto, unless Borrower pays each Lender the breakage costs required under Section 4.9(d); and

         (d) partial prepayments of the Loans shall be applied in the same order as is set forth in Section 4.6(c) for mandatory prepayments.

         4.6 Mandatory Payments and Prepayments.

         (a) Mandatory Payments.

             (1) The aggregate balance of Loans and all Letter of Credit Obligations outstanding at any time in excess of the lesser of the Total Commitments then in effect and the Borrowing Base then in effect shall be due and payable immediately without the necessity of any demand, provided, that to the extent that there are no outstanding Loans or unreimbursed drawings under Letters of Credit, Borrower shall cash collateralize that portion of the remaining Letter of Credit Obligations in excess of the lesser of such amounts. The entire then remaining principal amount of the Loans and Letter of Credit Obligations shall be due and payable on the Maturity Date.

             (2) Subject to Section 2.4, all repayments of any Loans shall be paid to the Disbursing Agent for the account of each Lender based upon its Pro Rata Share of such Loans.

         (b) Mandatory Prepayments With Equity Proceeds. On each date after the Closing Date on which Parent or any of its Subsidiaries receives any cash proceeds from any capital contribution or from the issuance of any equity securities, including any preferred stock (collectively, "EQUITY PROCEEDS"), Borrower shall prepay either (or a combination of both, at its option) Senior Notes (if and to the extent permitted under, and otherwise in accordance with the terms of, the Senior Notes Documents as approved hereunder) or the outstanding Loans (in accordance with Section 4.6(c)), in any such case in an aggregate amount equal to 100% of such proceeds (net of any reasonable costs and expenses directly attributable to such receipt or issuance); provided, however, that no such prepayment shall be required from the direct proceeds of: (i) the exercise by directors, officers and employees of Borrower of warrants or options for Common Stock in an aggregate amount not in excess of $250,000; and (ii) contributions by Parent to Borrower and by Borrower to its Subsidiaries which are otherwise permitted hereunder.

         (c) Application of Mandatory Prepayments. Other than during the continuance of an Event of Default, all prepayments of the Loans required by
Section 2.5 or Section 4.6(b) shall be applied, first, to prepay Base Rate Loans pro rata among such Loans, based on the outstanding amount of each such Loan and the total outstanding amount of all such Loans, until such Loans shall have been repaid in full, together with accrued and unpaid interest thereon, second, to prepay Eurodollar Loans pro rata among such Loans by Borrowing as directed by the Borrower (provided, that if the Borrower shall not provide any such direction at the time of such prepayment, the Agent shall determine which Borrowings shall be prepaid), based on the outstanding amount of each such Loan and the total outstanding amount of all such Loans, until such Loans shall have been repaid in full, together with accrued and unpaid interest thereon, third, to cash collateralize all outstanding Letters of Credit, and fourth, to all other outstanding Obligations. During the continuance of an Event of Default, all prepayments of the Loans required by Section 2.5 or Section 4.6(b) shall be applied in accordance with Section 9.5.

         4.7 Monitoring and Collection of Accounts.

         (a) Monitoring of Accounts. The Administrative Agent reserves the right, in its sole discretion, at any time and from time to time to appoint, by written notice to Borrower (or telephonic notice promptly confirmed in writing), a Monitoring Agent to monitor the Borrowing Base and related assets of the Credit Parties. Borrower shall deliver to such Monitoring Agent, if any, and the Disbursing Agent, a Borrowing Base Certificate (i) on the first Business Day of each month, if Borrower's Excess Availability equals or exceeds $20,000,000,
(ii) on the first Business Day of each week, if Borrower's Excess Availability is less than $20,000,000 and equals or exceeds $15,000,000, or (iii) on each Business Day, if Borrower's Excess Availability is less than $15,000,000 or an Event of Default shall have occurred and be continuing. On a quarterly basis, and at such other times as reasonably requested by the Administrative Agent, the Monitoring Agent shall conduct field exams and appraisals of the Collateral. It is understood by Borrower and the other Credit Parties that the Monitoring Agent shall be entitled to check or enquire into the adequacy, accuracy or completeness of any information provided by or available from each Credit Party in connection with the Borrowing Base and to assess or keep under review the Collateral, business affairs and financial condition of any or all of the Credit Parties. Borrower shall, and shall cause each other Credit Party to, cooperate with the Monitoring Agent at all times in connection with this Agreement.

         (b) Collection of Accounts. Not later than thirty (30) days after the Closing Date, or by such other Date as the Administrative Agent, in its reasonable discretion, may otherwise determine, Borrower shall, and shall cause each other Credit Party to, enter into and maintain agreements in form and substance reasonably satisfactory to Administrative Agent (the "BLOCKED ACCOUNT AGREEMENTS") with one or more Lenders or other financial institutions (each, a "Blocked Account Bank"), which agreements shall, among other things, provide for the establishment of a Collection Account maintained by the Disbursing Agent for the deposit of Collections (each, a "COLLECTION ACCOUNT") and a separate account for the disbursement of Collections and Loan proceeds (each, a "DISBURSEMENT ACCOUNT") for each Credit Party. Borrower shall, and shall cause each other Credit Party to, at all times maintain at least one Collection Account and at least one Disbursement Account with the Disbursing Agent, and shall, and shall cause each other Credit Party to (and in the event any such Person fails to do so, the Administrative Agent may upon the occurrence and during the continuance of a Default, in the name of such Person or in its own name), instruct all account debtors on the Accounts of each Credit Party to remit all Collections to such Collection Accounts. All Collections and other amounts received by any Credit Party from any account debtor, in addition to all other cash received from any other source, shall upon receipt be deposited into a Collection Account. The Disbursing Agent shall apply all funds on deposit in the Collection Accounts to the outstanding Obligations pursuant to Section 4.6(c) immediately upon the deposit thereof. Prior to the occurrence of a Default or an Event of Default, all amounts in the Disbursement Accounts shall be made available to Borrower for Permitted Acquisitions, working capital and general corporate purposes or otherwise applied as set forth in Section 2.5. Except for the accounts identified in Section 4.7 of the Disclosure Schedule, without the prior written consent of the Administrative Agent, Borrower shall not, and shall not permit any other Credit Party to, (i) open or maintain any lockbox with any Person other than the Disbursing Agent, or (ii) open or maintain any account with a bank or other financial institution (including a broker/dealer) or any other account where money is or may be deposited or maintained with any Person, other than a Collection Account or a Disbursement Account.

         (c) Cash Dominion. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may (or shall, if directed to do so by Required Lenders) direct the Disbursing Agent to take control of the Collection Account of each Credit Party (including by having the proceeds thereof swept to an account in the Disbursing Agent's or the Collateral Agent's name and under its sole dominion and control, whether at the Disbursing Agent or otherwise), apply any and all funds on deposit in any such account on a daily or other basis in accordance with Section 9.5 and borrow Loans in accordance with
Section 2.2(b) or Section 2.5, as applicable, monitor collections of Accounts and perform such other duties as are provided for in any Credit Document or delegated to it from time to time by Agent. Upon the occurrence and during the continuance of an Event of Default, at the election of the Administrative Agent, Borrower shall, and shall cause each other Credit Party to, enter into and maintain agreements (the "Lockbox Agreements") with the Disbursing Agent in form and substance reasonably satisfactory to the Administrative Agent, which agreements shall, among other things, provide for the establishment of a lockbox (each, a "Lockbox") maintained by the Disbursing Agent for the deposit of Collections.

         4.8 Calculations. All calculations of (i) interest hereunder and (ii) Fees, including, without limitation, Commitment Fees and Letter of Credit Fees, shall be made by the

Administrative Agent, on the basis of a year of 360 days (365/366 days for interest on Base Rate Loans) for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. Each determination by the Administrative Agent of interest rates, Commitment Fees, Letter of Credit Fees, L/C Facing Fees, Issuing Bank Fees and other fees, charges, expenses and payments hereunder shall be conclusive and binding for all purposes, absent manifest error.

         4.9 Special Provisions Relating to Eurodollar Loans.

         (a) Continuation. With respect to any Borrowing consisting of Eurodollar Loans, subject to Section 4.9(c) and so long as no Default or Event of Default has occurred and is continuing, Borrower may elect to maintain such Borrowing or any portion thereof in excess of $1,000,000 as a Borrowing consisting of Eurodollar Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by notice given by Borrower to the Disbursing Agent not later than 11:00 A.M. New York time on the third Business Day prior to the date of any such continuation. Such notice by Borrower of a continuation (a "NOTICE OF CONTINUATION") shall be substantially in the form of Exhibit F and shall specify
(i) the date of such continuation, (ii) the Type of Loans subject to such continuation, (iii) the aggregate amount of Loans subject to such continuation (which must be at least $1,000,000) and (iv) the duration of the selected Interest Period. Borrower may combine Borrowings with Interest Periods which end on the same Business Day into a single new Borrowing and may split one Borrowing into two or more Borrowings of at least $1,000,000 each, pursuant to this
Section 4.9(a). If Borrower shall fail to select a new Interest Period for any Borrowing consisting of Eurodollar Loans in accordance with this Section 4.9(a), such Loans will automatically, on the last day of the then existing Interest Period therefore, convert into Base Rate Loans. The Disbursing Agent shall give each Lender prompt notice by telephone or facsimile transmission of each Notice of Continuation.

         (b) Conversion. Subject to Section 4.9(c) and (in the case of conversions to Eurodollar Loans) so long as no Default or Event of Default has occurred and is continuing, Borrower may, on any Business Day upon written notice (each such notice, a "NOTICE OF CONVERSION") given to the Disbursing Agent, convert the entire amount of or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type; provided, however, that any conversion of any Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans and, upon conversion of any Base Rate Loans into Eurodollar Loans, Borrower shall pay accrued interest to the date of conversion on the principal amount of Base Rate Loans converted. Each such Notice of Conversion shall be given not later than 11:00 A.M. New York time on the Business Day prior to the date of any proposed conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed conversion into Eurodollar Loans. Subject to the restrictions specified above, each Notice of Conversion shall be substantially in the form of Exhibit F and shall specify (i) the requested date of such conversion, (ii) the Type of Loans to be converted, (iii) the portion of such Type of Loans to be converted, (iv) the Type of Loan such Loans are to be converted into and (v) if such conversion is into Eurodollar Loans, the duration of the Interest Period of such Loans. Each conversion into Eurodollar Loans shall be in an aggregate amount for the Loans of all Lenders of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Borrower may elect to convert the entire amount of or a portion of all Loans of one Type comprising more than one Borrowing into Loans of another Type by combining such Borrowings into one Borrowing, provided, that if the Borrowings so combined consist of Eurodollar Loans, such Loans shall have Interest Periods ending on the same date.

         (c) Certain Limitations on Eurodollar Loans. The right of Borrower to maintain, select, continue or convert Eurodollar Loans shall be limited as follows:

             (1) If the Administrative Agent is not offering U.S. dollar deposits (in the applicable amounts) in the London interbank market, or the Administrative Agent determines that adequate and fair means do not otherwise exist for ascertaining the Adjusted Eurodollar Rate for Eurodollar Loans comprising any requested Borrowing, continuation or conversion, the right of Borrower to select Eurodollar Loans for such Borrowing, continuation or conversion or any subsequent Borrowing, continuation or conversion shall be suspended until the Administrative Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such requested Borrowing, continuation or conversion shall be made as a Base Rate Loan.

             (2) If Required Lenders shall determine and notify the Administrative Agent that the Adjusted Eurodollar Rate for Loans comprising a Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Loans for such Borrowing, the right of Borrower to select Eurodollar Loans for such Borrowing shall be suspended until the Administrative Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Loan comprising such Borrowing shall be made as a Base Rate Loan.

             (3) If at any time any Lender determines (which determination shall, absent manifest error, be conclusive and binding on all parties) that the making, continuation or conversion of any Loan as a Eurodollar Loan has become unlawful or impermissible by reason of compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to do so would result in costs or penalties), then such Lender may give notice of that determination in writing to Borrower and the Administrative Agent and the Administrative Agent shall promptly transmit the notice to each other Lender. Until such Lender gives notice otherwise, the right of Borrower to select Eurodollar Loans from that Lender shall be suspended and, to the extent required by applicable law, rule, regulation, or order, each Eurodollar Loan outstanding from that Lender shall automatically and immediately convert to a Base Rate Loan.

             (4) There shall not be outstanding at any one time more than an aggregate of five (5) Borrowings of Eurodollar Loans.

         (d) Compensation.

             (1) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on Borrower. In the case of any Borrowing, continuation or conversion that the related Notice of Borrowing, Notice of Continuation or Notice of Conversion specifies is to be comprised of Eurodollar Loans, Borrower shall indemnify each Lender (other than a Defaulting Lender) against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date for such Borrowing, continuation or conversion specified in such Notice of Borrowing, Notice of Continuation or Notice of Conversion, the applicable conditions set forth in Article 5, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing, continuation or conversion.

             (2) If any payment of principal of, or conversion or continuation of, any Eurodollar Loan is made other than on the last day of the Interest Period for such Loan for any reason, Borrower shall, within ten (10) Business Days of written demand by any Lender (a copy of which demand such Lender shall deliver to the Administrative Agent), pay to the Disbursing Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

             (3) Each Lender which requests compensation under this paragraph
(d) shall use efforts it deems reasonable in the circumstances and not in violation of its internal policies to minimize the losses, costs and expenses for which it requests compensation, provided, that such efforts do not cause the imposition on such Lender of legal or regulatory burdens and that such Lender shall not be required to incur any expense in connection with such mitigation efforts which will not be reimbursed by Borrower promptly pursuant to this paragraph (d).

         4.10 Increased Costs; Capital Adequacy.

         (a) If after the date of this Agreement the adoption of or any change in any Requirement of Law or in the interpretation or administration thereof by any Governmental Authority (whether or not having the force of law) or compliance by any Agent, the Issuing Bank or any Lender with any direction, request or requirement (whether or not having the force of law) of any Governmental Authority or monetary authority, including Regulation D of the Federal Reserve as from time to time in effect (and any successor thereto), in each case after the date hereof:

             (1) shall change the basis of taxation of payments to any Agent, the Issuing Bank or any Lender in respect of the principal of or interest on any Loan made by such Lender (other than taxes imposed on or measured by the overall net income of such Agent, the Issuing Bank or such Lender, as the case may be, by the jurisdiction in which such Person is organized or has its principal office (or lending office) or by any political subdivision or taxing authority therein);

             (2) shall impose, modify or hold applicable any reserve, deposit, compulsory loan or other similar requirement against assets of, deposits with or for the account of, or other extensions of credit by, any office of any Agent, the Issuing Bank or any Lender (which requirement, with respect to Loans, is not otherwise included in the determination of the Adjusted Eurodollar Rate or the Base Rate, as applicable); or

         (3) shall impose on any Agent, the Issuing Bank or any Lender any other condition or requirement affecting this Agreement, Letters of Credit issued by the Issuing Bank or participations purchased therein by any Lender or extensions of credit made by any Agent or any Lender;

and the result of any of the foregoing is to increase the cost to such Person of making, converting into, continuing or maintaining Loans or issuing or maintaining any Letter of Credit or of purchasing and maintaining any participation therein, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall pay to such Agent, the Issuing Bank or such Lender, as the case may be, any additional amounts necessary to compensate such Person for such increased cost or reduced receipt, together with interest on such amount from the date of the required payment until payment in full thereof at a rate equal at all times to the Base Rate or the Default Rate, as applicable. If any Person becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         (b) If any Agent, the Issuing Bank or any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted after the date hereof pursuant to or arising out of the July 1988 report of the Basic Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any such Person or any such Person's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Person's or such holding company's capital as a consequence of its obligations hereunder to a level below that which such Person or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Person's or such holding company's policies with respect to capital adequacy) by an amount deemed by such Person to be material, then from time to time, after submission by such Person to Borrower (with a copy to the Administrative Agent) of a written request therefor, Borrower shall pay to such Person such additional amount or amounts as will compensate such Person for any such reduction suffered.

         (c) A certificate of the applicable Agent, the Issuing Bank or the applicable Lender, as the case may be, setting forth such amount or amounts as shall be necessary to compensate such Person or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. Borrower shall pay such Person the amount shown as due on any such certificate delivered by it within 10 Business Days after its receipt of the same.

         4.11 Taxes.

         (a) All payments made by Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, charges, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes or any other taxes imposed on or measured by the net income or profits of an Agent, the Issuing Bank or a Lender, as the case may be, in each case by the jurisdiction under the laws of which such Person is organized or any political subdivision thereof or by the jurisdiction in which the principal or applicable lending or issuing office of such Person is located or any political subdivision thereof and (ii) U.S. withholding taxes payable with respect to payments hereunder under laws (including any treaty, ruling, determination or regulation) in effect on, but not any increase in U.S. withholding tax resulting from any subsequent change in such laws occurring after, (x) the date hereof in the case of an Agent, the Issuing Bank and any Person which is a Lender as of the date of this Agreement, and (y) in the case of any other Lender, the date of the Assignment and Acceptance Agreement pursuant to which it became a Lender (all such non-excluded taxes, levies, imposts, charges, deductions and withholdings the "NON-EXCLUDED TAXES"). In addition, Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Document ("OTHER TAXES"). If any Non-Excluded Taxes or Other Taxes are required by law to be withheld from any amounts payable to an Agent, the Issuing Bank or any Lender hereunder or under the Notes, the amounts so payable to such Person shall be increased to the extent necessary to yield to such Person interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrower, upon receipt thereof Borrower shall send to the Disbursing Agent for its own account or for the account of the Issuing Bank or the applicable Agent or Lender, as the case may be, a certified copy of any original official receipt received by Borrower showing payment thereof. Borrower shall indemnify each Agent, the Issuing Bank and the Lenders for the full amount of Non-Excluded Taxes, Other Taxes and any taxes imposed by any jurisdiction on amounts payable under this Section 4.11 that are paid by such indemnified Person (including penalties, interest and expenses arising therefrom or with respect thereto). If an Agent, the Issuing Bank or a Lender receives a refund which it determines is in respect of any Non-Excluded Taxes or Other Taxes for which such Person has received payment from Borrower hereunder, such Person shall, within 10 days of such determination by such Person, repay such refund to Borrower, provided that Borrower, upon the request of such Person, agrees to return such refund (plus any penalties, interest or other charges) to such Person in the event such Person is required to repay such refund. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

         (b) Each Lender that is not incorporated under the laws of the U.S. or a State thereof shall:

             (1) in the case of a Lender that is a "bank" under Section 881(c)(3)(A) of the Code:

             (A) on or before the date of the first payment to such Lender pursuant to this Agreement following the Closing Date or on or before the effective date of the Assignment and Acceptance Agreement pursuant to which such Person becomes a Lender, deliver to Borrower and the Disbursing Agent (x) two duly completed copies of U.S. Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and (y) a U.S. Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be; and

             (B) deliver to Borrower and the Disbursing Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and promptly upon the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower; or

             (2) in the case of a Lender that is not a "bank" under Section 881(c)(3)(A) of the Code:

             (A) on or before the date of the first payment to such Lender pursuant to this Agreement following the Closing Date or on or before the effective date of the Assignment and Acceptance Agreement pursuant to which such Person becomes a Lender, deliver to Borrower and the Disbursing Agent (i) a statement under penalties of perjury that (to the extent true) such Lender (x) is not a "bank" under Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (y) is not a 10-percent shareholder of a "bank" within the meaning of Section 881(c)(3)(B) of the Code and (z) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (ii) an Internal Revenue Service Form W-8; and

             (B) deliver to Borrower and the Disbursing Agent a further copy of said Form W-8, or any successor applicable form or other manner of certification on or before the date that any such Form W-8 expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders any such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises Borrower and the Disbursing Agent, in which case such Lender shall provide substitute or replacement forms, if any. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any U.S. federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from U.S. backup withholding tax. Each Person that shall become a Participant pursuant to Section 11.8(d) shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section to the Lender from which the related participation shall have been purchased. Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the U.S. (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) to the extent that such Lender has not provided to Borrower on or prior to the date required pursuant to this Section 4.11(b) the IRS form or forms, if any, so required to be provided to Borrower, and Borrower shall not be obligated under this Section 4.11 to gross-up payments to be made to such a Lender in respect of income or similar taxes imposed by the U.S. if such Lender has not provided to Borrower on or prior to the date so required the IRS form or forms required to be provided to Borrower pursuant to this Section 4.11(b).

         (c) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its lending office), to avoid or to minimize any amounts which might otherwise be payable pursuant to Section 4.10 and this Section 4.11, provided, that such efforts do not cause the imposition on such Lender of additional costs or legal or regulatory burdens.

         4.12 Sharing of Payments. If any Lender obtains any payment in excess of its Pro Rata Share of payments on account of the Loans or Letter of Credit Obligations, as applicable, it will immediately purchase from the other Lenders portions of their Loans and Letter of Credit participations, as applicable, sufficient to cause that Lender to share the excess payment ratably with all the other Lenders.


                         ARTICLE 5 CONDITIONS PRECEDENT

         5.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to fund its Pro Rata Share of the initial Borrowing and the obligation of the Issuing Bank to issue the first Letter of Credit, are subject to the satisfaction or waiver of the following conditions precedent on the Closing Date:

         (a) Closing Documents List. The Administrative Agent and each Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Documents List, each duly executed (where applicable) and delivered by all appropriate Persons and in form and substance satisfactory to the Administrative Agent and the Lenders.

         (b) Existing Indebtedness. The Administrative Agent and each Lender shall have received evidence satisfactory to it that all Indebtedness of Parent and each of its Subsidiaries (other than Indebtedness expressly permitted under Section 8.3) shall have been (or will be, concurrently with the funding of the initial Loans, with proceeds thereof) repaid, forgiven or otherwise extinguished.

         (c) Senior Notes. The Administrative Agent and each Lender shall have received copies of all agreements, instruments and documents relating to the Senior Notes, including each of the Senior Notes Documents and any amendments or side letters relating thereto, each certified by the President or Chief Financial Officer of Borrower to be true, correct and complete copies of all such agreements, instruments, and documents as in effect on the Closing Date, and each in form and substance satisfactory to the Administrative Agent and each Lender, all of the conditions precedent to the issuance and sale of the Senior Notes shall have been met (without regard to any waivers thereof), and Senior Notes with an aggregate principal amount of $100,000,000 shall be issued and sold concurrently with the making of the initial Loans under this Agreement.

         (d) Consummation of Merger. The Administrative Agent and each Lender shall have received copies of all agreements, instruments and documents relating to the Merger, including the Merger Agreement and any amendments or side letters relating thereto, each certified by the President or Chief Financial Officer of Borrower to be true, correct and complete copies of all such agreements, instruments and documents as in effect on the Closing Date, and each in form and substance satisfactory to the Administrative Agent and each Lender. All of the conditions precedent to the consummation of the Merger shall have been met (without regard to any waivers thereof). The Merger shall be consummated concurrently with the making of the initial Loans under this Agreement for aggregate Acquisition Consideration not in excess of $150,000,000.

         (e) Equity Contribution. The Administrative Agent and each Lender shall have received evidence satisfactory to it of the making of the Equity Contribution by Thayer, the Management Investors and Parent on the Closing Date.

         (f) Pro Forma Balance Sheet. The Administrative Agent and each Lender shall have received a pro forma consolidated and consolidating balance sheet of Parent and each of its Subsidiaries (including Borrower) as of the Closing Date, giving effect to the Merger, initial Loans and other transactions contemplated hereby, which shall be satisfactory in form and substance to the Administrative Agent and each Lender.

         (g) Liquidity. The Administrative Agent and each Lender shall have received evidence satisfactory to it that Borrower has working capital (defined for this purpose as cash or Cash Equivalents on hand and availability under the Commitments taking into account the Borrowing Base), after giving effect to consummation of the transactions completed herein and the making of the initial Loans on the Closing Date at least equal to $15,000,000.

         (h) Corporate Structure; Due Diligence. The Administrative Agent and each Lender shall have reviewed and be satisfied with the corporate structure, prospective liabilities (including environmental and pension liabilities) and tax and other regulatory compliance of Parent and its Subsidiaries (including Borrower), including review of a completed due diligence report by Coopers & Lybrand, a completed environmental audit report by Versar, Inc., and a completed insurance review report by Aon Risk Services, Inc., copies of which shall have been provided to the Administrative Agent and each Lender.

         (i) Uses of Proceeds and Fees and Expenses. The Administrative Agent and each Lender shall have received and approved a written breakdown of all uses of proceeds of the Loans, the Senior Notes, the equity and all other funds contemplated herein, and all Fees and Expenses (including reasonable attorneys' fees and expenses) payable on or before the Closing Date shall have been paid in full. Counsel to the Administrative Agent, Latham & Watkins, shall have received payment in full of its fees and expenses then billed for the services provided by it in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Credit Documents and other matters relating thereto.

         (j) No Material Adverse Change. (i) There shall not have been any material adverse change in the condition (financial or otherwise), assets, liabilities, operations or prospects of Borrower or any of its significant Subsidiaries since September 27, 1996, and (ii) there shall not have occurred a substantial impairment of the financial markets generally that is reasonably likely to adversely affect the transactions contemplated hereby, in each case as determined by the Administrative Agent and each Lender in its sole discretion.

         (k) Additional Documents. The Credit Parties shall have executed and delivered (or caused to be executed and delivered) to the Administrative Agent for distribution to the Lenders any and all other information, agreements, instruments, certificates, opinions and other documents regarding the Merger, the Senior Notes, the Equity Contribution and the other transactions contemplated hereby as the Administrative Agent or any Lender shall request.

         5.2 Conditions Precedent to All Loans and Letters of Credit. The obligation of each Lender to fund its Pro Rata Share of any requested Loan or of the Issuing Bank to issue any requested Letter of Credit is subject to the following additional conditions precedent, and each Notice of Borrowing, each Letter of Credit Request, and each acceptance of the proceeds of a Loan shall constitute a representation and warranty by Borrower that such conditions are satisfied:

         (a) Representations and Warranties. All representations and warranties contained in this Agreement and the other Credit Documents shall be true and correct in all material respects on and as of the date of such Notice of Borrowing or Letter of Credit Request, and on and as of the date such Loan is made or such Letter of Credit is issued, as if then made, other than representations and warranties that expressly relate solely to an earlier date; and

         (b) No Defaults. No Default or Event of Default shall have occurred, or would result from the making of the requested Loan or the issuance of the requested Letter of Credit, which has not been waived.


                    ARTICLE 6 REPRESENTATIONS AND WARRANTIES

         To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and other financial accommodations described herein, and to induce the Issuing Bank to issue Letters of Credit, Borrower hereby represents and warrants to the Agents, the Lenders and the Issuing Bank that the following representations and warranties are true. Such representations and warranties, and all other representations and warranties made by any Credit Party in any other Credit Document, shall survive the execution and delivery of the Credit Documents.

         6.1 Organization and Qualification. Each Credit Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is engaged and
(iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it is engaged in business except, in the case of this clause (iii), where the failure to be so qualified would not have a Material Adverse Effect. As of the Closing Date, Section 6.1 of the Disclosure Schedule lists all jurisdictions in which the Credit Parties are qualified to do business as foreign corporations, and since that date, all additional such jurisdictions have been disclosed to the Administrative Agent in writing.

         6.2 Authority. Each Credit Party has the requisite corporate power and authority to execute, deliver and perform each of the Credit Documents to which it is a party. All corporate action necessary for the execution, delivery and performance of each of the Credit Documents by each Credit Party which is a party thereto has been taken.

         6.3 Enforceability. This Agreement and each other Credit Document is the legal, valid and binding obligation of each Credit Party which is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

         6.4 No Conflict. The execution, delivery and performance of each Credit Document by each Credit Party which is a party thereto are not in contravention of any Requirement of Law or any material indenture, contract, lease, agreement, instrument or other commitment to which any Credit Party is a party or by which any Credit Party or any of their properties are bound and will not result in the imposition of any Liens upon any of the property of any Credit Party (other than Liens in favor of the Collateral Agent).

         6.5 Consents and Filings. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Person is required in connection with the execution, delivery and performance of this Agreement or any other Credit Document, except (a) those that have been obtained or made, (b) filings necessary to create, perfect or maintain the perfection of Liens in favor of the Collateral Agent on the Collateral, and (c) those which the failure to obtain or make would not result in a Material Adverse Effect.

         6.6 Government Regulation. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Investment Company Act of 1940, nor is any Credit Party subject to any other Requirement of Law which purports to regulate or restrict its ability to borrow money or grant Liens on its assets in the manner contemplated in the Credit Documents.

         6.7 Solvency. Both before and after giving effect to the transactions contemplated in this Agreement: (i) the fair saleable value of the assets of each Credit Party is not less than the amount that will be required to pay the probable liabilities of such Credit Party on its existing debts as they become due; (ii) no Credit Party is engaged in, or about to become engaged in, a business or transaction for which such Credit Party's property would constitute unreasonably small capital in relation to such business or transaction; and
(iii) no Credit Party has incurred, intends to incur or believes that it will incur, debts and liabilities beyond its ability to pay as such debts and liabilities become absolute and matured.

         6.8 Financial Data.

         (a) Borrower has provided to the Administrative Agent and each Lender complete and accurate copies of annual audited Financial Statements for the Fiscal Years 1994 through 1996 and unaudited Financial Statements for the Fiscal Quarter ended March 29, 1997. Such Financial Statements have been prepared in accordance with GAAP throughout the periods involved and fairly present the respective consolidated financial positions, results of operations and cash flows of Parent and Borrower as at such dates and for such periods, except as otherwise specifically described in the notes to any of such Financial Statements. Since the date of the most recent Financial Statements delivered to the Administrative Agent and each Lender, neither Borrower nor any of its Subsidiaries has any material Contingent Obligation, contingent liability or liability for taxes, long-term leases or commitments which is not reflected in such Financial Statements or which is not required to be so reflected in accordance with GAAP.

         (b) Borrower has provided to the Administrative Agent and each Lender complete and accurate copies of the pro forma consolidated and consolidating balance sheet of Parent as of the Closing Date, giving effect to the Merger and the other transactions contemplated in this Agreement to occur on the Closing Date. Such balance sheet fairly presents the pro forma combined financial condition of Parent and CPAC as of the Closing Date, giving effect to such transactions.

         (c) Borrower has provided to the Administrative Agent and each Lender complete and accurate copies of the Projections. Such Projections were prepared by management of Borrower in good faith and based on good faith estimates and assumptions believed by management of Borrower to be reasonable at the time. As of the Closing Date, to the best knowledge of Borrower, the assumptions on which the Projections are based are reasonable and consistent with all facts known to Borrower and the Projections are reasonably based on such assumptions.

         6.9 Rights in Collateral; Priority of Liens; Names. The applicable Credit Party owns all property purporting to be Collateral, free and clear of any and all Liens (other than Permitted Liens). The Credit Documents, together with all necessary recordings thereof and filings with respect thereto or the possession by the Collateral Agent of the Collateral as provided under the appropriate Credit Document, create as security for the Obligations valid and enforceable perfected Liens in and on all of the Collateral in favor of the Collateral Agent for the benefit of the Agents, the Issuing Bank and the Lenders, superior and prior to the rights of all third Persons. Upon the proper filing of the UCC financing statements listed in the Closing Documents List, the Credit Documents create first, prior and perfected Liens on the Collateral to the extent such Liens can be perfected by the filing of financing statements. As of the Closing Date, the only names under which each Credit Party has conducted business during the last five years, are listed in Section 6.9 of the Disclosure Schedule.

         6.10 Locations of Offices, Records and other Property. The address of the principal place of business and chief executive office of each Credit Party is set forth in Section 6.10 of the Disclosure Schedule (or has changed since the Closing Date to another location as to which Borrower has complied with the requirements of Section 7.3(e)). The books and records of each Credit Party, and all its chattel paper and records of Accounts, are maintained exclusively at such locations. The location of all real property owned or leased by any Credit Party is set forth in Section 6.10 of the Disclosure Schedule, except for real property first owned or leased after the Closing Date, as to all of which Borrower has complied with the requirements of Section 7.3(e). There is no jurisdiction in which any Credit Party owns or leases any real property or has any Collateral other than those jurisdictions identified in Section 6.10 of the Disclosure Schedule or as to which Borrower has complied with the requirements of Section 7.3(e). A complete list of the legal name and address of each warehouse at which Inventory of any Credit Party is stored is set forth in
Section 6.10 of the Disclosure Schedule, except for warehouses first used by the applicable Credit Party after the Closing Date, as to all of which additional warehouses Borrower has notified the Collateral Agent and provided to the Collateral Agent a bailee letter in form and substance reasonably satisfactory to the Collateral Agent. None of the receipts received by any Credit Party from any warehouseman state that the Inventory covered thereby is to be delivered to bearer or to the order of a named person or to a named person and/or such named person's assigns.

         6.11 Subsidiaries; Ownership of Stock. Parent is the record and the beneficial owner of all of the Capital Stock of Borrower. The only direct or indirect Subsidiaries of Borrower (after the Closing Date, other than Acquired Persons and Subsidiaries established in accordance with Section 8.8(c)) are those listed in Section 6.11 of the Disclosure Schedule. Borrower is the record and beneficial owner of all of the Capital Stock of each of its Subsidiaries. Except as set forth in Section 6.11 of the Disclosure Schedule, there are no proxies, irrevocable or otherwise, with respect to any such Capital Stock, and no equity securities of Borrower or any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which Borrower or any such Subsidiary is or may become bound to issue additional Capital Stock or securities convertible into or exchangeable for such Capital Stock. All of such Capital Stock so owned by Parent, Borrower and each Subsidiary of either or both of them is owned by such Person free and clear of any Liens other than Liens in favor of the Collateral Agent pursuant to the Credit Documents.

         6.12 Litigation. Except as set forth in Section 6.12 of the Disclosure Schedule, no judgments, orders, writs or decrees are outstanding against or affecting any Credit Party or any of the properties, rights, revenues or assets of any Credit Party, nor is there now pending or, to the best of Borrower's knowledge, threatened, any litigation, claim, investigation, arbitration, or other proceeding against or affecting any Credit Party or any of the properties, rights, revenues or assets of any Credit Party, which, individually or in the aggregate, if adversely determined would reasonably be expected to have a Material Adverse Effect, including any counterclaim brought in a litigation or arbitration in which any Credit Party is the plaintiff.

         6.13 No Defaults. No Credit Party is in default in any material respect under any term of any Material Contract. No Credit Party is in default in any material respect under any term of any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it is bound, and Borrower knows of no dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment, in each case except where the requisite waivers or consents have been obtained or which defaults or disputes, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         6.14 Labor Matters. As of the Closing Date, Section 6.14 of the Disclosure Schedule accurately sets forth all labor contracts to which any Credit Party is a party and their dates of expiration. No Credit Party is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is no strike, labor dispute, union organizing activity, slowdown or stoppage pending or, to the best knowledge of Borrower, threatened against any Credit Party which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         6.15 ERISA. No ERISA Affiliate maintains or contributes to any Plan, other than those listed on Section 6.15 of the Disclosure Schedule or, after the Closing Date, as otherwise disclosed in writing to the Administrative Agent. Each Credit Party and each ERISA Affiliate have fulfilled all contribution obligations for each Plan (including obligations related to the minimum funding standards of ERISA and the Code). No Termination Event has occurred nor has any other event occurred that would reasonably be expected to result in a Termination Event. No Credit Party, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any Requirement of Law or agreement. No Credit Party or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the Code.

         6.16 Compliance with Law.

         (a) Generally. No Credit Party has violated or failed to comply with any Requirement of Law, except such violations or failures to comply which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         (b) Compliance with Environmental Laws.

             (1) Except as set forth in Section 6.16 of the Disclosure Schedule,
(A) each of the Credit Parties and Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws, (B) each of the Credit Parties and Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted, (C) none of the Credit Parties has received and, to the best of Borrower's knowledge, no Environmental Affiliate has received any written communication from a Governmental Authority, employee or any other Person or group that alleges that such Credit Party is not in compliance in all material respects with all Environmental Laws (which, if first received after the Closing Date, has not been disclosed to the Lenders if and to the extent required under Section 7.3(c)), and (D) there are no circumstances known to Borrower which may prevent or interfere with such compliance in the future.

             (2) Except as set forth in Section 6.16 of the Disclosure Schedule: there is no Environmental Claim pending or threatened against any Credit Party or Environmental Affiliate which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claims against any Credit Party or Environmental Affiliate, which Environmental Claims, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

             (3) Without limiting the generality of the foregoing, except as disclosed in Section 6.16 of the Disclosure Schedule or, after the Closing Date, as otherwise disclosed in writing to Agent prior to and in connection with a Permitted Acquisition in which the applicable property is first acquired, to Borrower's knowledge: (i) there are no on-site or off-site locations at which any Credit Party or Environmental Affiliate has stored, disposed of or arranged for the disposal of Materials of Environmental Concern; (ii) there are no underground storage tanks located on property owned or leased by any Credit Party or Environmental Affiliate; (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by any Credit Party or Environmental Affiliate; and (iv) no polychlorinated biphenyls (PCB's) are used or stored at any property owned or leased by any Credit Party or Environmental Affiliate.

         6.17 Taxes and Tax Returns. Each Credit Party has timely filed all tax returns it is required to file and has paid all taxes, penalties, assessments and other governmental charges payable by it which have become due, other than those not yet delinquent and those being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP. The information filed in such tax returns is accurate and complete in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations in all material respects. No tax Liens have been filed. No deficiencies for any material amount of taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against any Credit Party. Except as set forth in
Section 6.17 of the Disclosure Schedule, there are no pending or threatened audits, investigations or claims for or relating to any liability for taxes, and there are no matters under discussion with any Governmental Authority which could result in a material additional liability for taxes and which would reasonably be expected to have a Material Adverse Effect. Either the federal income tax returns of each Credit Party have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension, for all years up to and including the Fiscal Year of Borrower ended September 25, 1992. No extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to any Credit Party. No Credit Party has any obligation under any written tax sharing agreement or agreement regarding payments in lieu of taxes with any Person other than another Credit Party.

         6.18 Intellectual Property.

         Each Credit Party has obtained and holds in full force and effect all patents, patent applications, trademarks, servicemarks, trade names, copyrights and other such rights, or valid licenses thereof (collectively, "INTELLECTUAL PROPERTY"), free from burdensome restrictions, which are necessary for the operation of its business as presently conducted (and as proposed to be conducted immediately following consummation of the Merger). No product, process, method, substance, part or other material presently sold or employed by any Credit Party in connection with such business infringes in any material respect any Intellectual Property owned by any other Person. All of the Intellectual Property owned or used by any Credit Party as of the Closing Date is set forth in Section 6.18 of the Disclosure Schedule. Upon the recordation or filing of the applicable Credit Documents, all Intellectual Property owned, licensed or used by any Credit Party, other than Intellectual Property that is in the public domain and Intellectual Property with respect to which a Credit Party has a license the enforceable terms of which would prohibit the granting of a Lien by such Credit Party, is or will be subject to a first priority perfected Lien in favor of the Collateral Agent.

         6.19 Licenses and Permits. Each Credit Party has obtained and holds in full force and effect, free from burdensome restrictions, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary for the operation of its business as presently conducted (and as proposed to be conducted immediately following consummation of the Merger), except where the failure to obtain such rights and approvals, individually and in the aggregate, would not be reasonably expected to have a Material Adverse Effect. No Credit Party is in violation of the terms or conditions of any such right or approval, which violation would reasonably be expected to have a Material Adverse Effect.

         6.20 Material Contracts. Section 6.20 of the Disclosure Schedule contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described in Section 6.20 of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, no Material Contract contains any unusually burdensome restrictions on any Credit Party or any of their respective properties, all of the Material Contracts are in full force and effect, and, to Borrower's knowledge, no defaults currently exist thereunder.

         6.21 Insurance. Each Credit Party has obtained all insurance policies or certificates of insurance, each together with a loss payable endorsement in form and substance reasonably satisfactory to the Collateral Agent, which such Credit Party is required under any Credit Agreement to have obtained and all such policies and certificates are in full force and effect. All of such policies and certificates which are required to have been obtained as of the Closing Date are listed in Section 6.21 of the Disclosure Schedule.

         6.22 Merger Agreement; Senior Notes. As of the Closing Date, all of the conditions precedent to the obligations of each of the parties to the Merger Agreement and the Senior Notes Documents, as applicable, have been satisfied without any waiver or amendment thereof, except with the prior written consent of the Administrative Agent and each Lender. On the Closing

Date, all of the representations and warranties made by Thayer and each of the Credit Parties in the Merger Agreement and the Senior Notes Documents, as applicable, are true and correct in all material respects as of the date when made.

         6.23 Use of Proceeds. All proceeds of the Loans have been and will be used only in compliance with Section 7.9. No part of the proceeds of any Loan will be used by any Credit Party to purchase or carry any Margin Stock or to extend credit to any other Person for the purpose of purchasing or carrying any Margin Stock or for any other purpose in violation of any Requirement of Law or the terms and conditions of any of the Credit Documents. Neither the making of any Loan nor the use of the proceeds thereof has been or will be in violation of or inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve.

         6.24 Accuracy and Completeness of Information. All factual information furnished by or on behalf of Thayer or any Credit Party in writing to any Agent, the Issuing Bank, any Lender, or the directors, officers, employees, independent contractors and agents of any of them for purposes of or in connection with this Agreement or any other Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.


                         ARTICLE 7 AFFIRMATIVE COVENANTS

         Until termination of the Commitments and this Agreement and full and final payment and satisfaction of all Obligations due hereunder or under any other Credit Document:

         7.1 Financial Reporting. Borrower shall timely deliver to each Lender the following information:

         (a) Annual Financial Statements. As soon as available, but not later than ninety (90) days (or one hundred twenty (120) days, in the case of the Management Letter referred to below) after each Fiscal Year end: (i) Parent's annual consolidated audited Financial Statements; (ii) a comparison in reasonable detail to the prior year Financial Statements; (iii) the Auditors' unqualified opinion, "Management Letter" and statement indicating that the Auditors have not obtained knowledge of the existence of any Default or Event of Default during their audit (or, if they have, the nature and duration of such Default(s) or Event(s) of Default); (iv) a narrative discussion of Parent's and Borrower's consolidated financial conditions and results of operations and the consolidated liquidity and capital resources for such Fiscal Year, prepared by the chief financial officer of Parent and Borrower, respectively; (v) Parent's annual consolidating unaudited Financial Statements; and (vi) a compliance certificate substantially in the form of Exhibit D with an attached schedule of calculations demonstrating compliance with the Article 8 financial covenants; provided, however, that if and so long as Borrower is required to file Financial Statements with the Securities and Exchange Commission ("SEC"), then Borrower's timely delivery of all such Financial Statements to each Lender in the form filed with the SEC shall constitute compliance with items (i), (ii) and (iv) of this paragraph (a).

         (b) Projections. Not later than thirty (30) days following the commencement of each Fiscal Year, projections of Parent's and Borrower's consolidated financial conditions and results of operations for such Fiscal Year, containing projected consolidated and consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders equity on a monthly basis.

         (c) Quarterly Financial Statements. As soon as available, but not later than forty-five (45) days after the end of each of the first three Fiscal Quarters, and ninety (90) days after the end of the last Fiscal Quarter: (i) Parent's consolidated Financial Statements as of the Fiscal Quarter then ended, and for the Fiscal Year to date; (ii) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior Fiscal Year;
(iii) the certification of the chief executive officer or chief financial officer of Parent that such Financial Statements have been prepared in accordance with GAAP (subject to year-end audit adjustments); (iv) a narrative discussion of Parent's and Borrower's consolidated financial conditions and results of operations and the consolidated liquidity and capital resources for such Fiscal Quarter and Fiscal Year to date, prepared by the chief financial officer of Parent and Borrower, respectively; (v) Parent's consolidating Financial Statements as of the Fiscal Quarter then ended and for the Fiscal Year to date; and (vi) a compliance certificate substantially in the form of Exhibit D with an attached schedule of calculations demonstrating compliance with the
Article 8 financial covenants; provided, however, that if and so long as Borrower is required to file Financial Statements with the SEC, then Borrower's timely delivery of all such Financial Statements to each Lender, in the form filed with the SEC, shall constitute compliance with items (i), (ii) and (iv) of this paragraph (c).

         (d) Monthly Financial Statements. As soon as available, but not later than thirty (30) days after the end of each Fiscal Month: (i) Parent's consolidated and consolidating Financial Statements as of the Fiscal Month then ended, and for the Fiscal Year to date; (ii) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior Fiscal Year; (iii) the certification of the chief executive officer or chief financial officer of Parent that such Financial Statements have been prepared in accordance with GAAP (subject to year-end audit adjustments).

         (e) Changes in GAAP. All accounting determinations for purposes of determining compliance with Sections 8.1 and 8.2 shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Administrative Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Administrative Agent on or before the Closing Date, Borrower (with the consent of the Auditor) intends to institute any such change and so notifies the Administrative Agent, and such change would result in a change in the method of calculation of any of the covenants, standards or terms in this Agreement, the parties hereto agree to enter into negotiations to amend such provisions so as to equitably reflect such change, with the desired result that the criteria for evaluating compliance with such covenants, standards and terms shall be the same after such change as if such change had not been made and will only be adjusted to reflect such change in GAAP; provided, however, that no change in

GAAP that would affect the method of calculation of any of the covenants, standards or terms of this Agreement or of any other Credit Document shall be given effect for purposes hereof or thereof until the applicable provisions are amended, in a manner reasonably satisfactory to Required Lenders and Borrower, to so reflect such change in accounting principles. Until such an amendment is so agreed, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

         7.2 Collateral Reporting. Borrower shall timely deliver to Agent the following certificates and reports, each in reasonable detail:

         (a) Monthly Borrowing Base Certificates. On or before each date required under Section 4.7(a), and at any other time requested by an Agent, a borrowing base certificate (the "BORROWING BASE CERTIFICATE"), which shall be:
(i) completed substantially in the form of Exhibit C, detailing Borrower's Eligible Accounts and Eligible Inventory as of the last day of the preceding month; (ii) prepared by or under the supervision of Borrower's chief executive officer or chief financial officer and certified by such officer; and (iii) attached to such additional schedules and other information as such Agent may reasonably request.

         (b) Further Assurances. When requested by any Agent, the Issuing Bank or any Lender, any further information regarding the Collateral, business affairs and financial condition of all or any of the Credit Parties, including one or more field exams and appraisals of the Collateral per calendar year.

         7.3 Notification Requirements. Borrower shall timely give the Administrative Agent and each of the Lenders the following notices, each in reasonable detail:

         (a) Notice of Defaults, Proceedings and Adverse Changes. Promptly, and in any event within two (2) Business Days after Borrower becomes aware of any of the following, a certificate of the chief executive officer or chief financial officer of Borrower specifying the nature thereof and describing the event or condition and any action taken or planned to be taken with respect thereto by any Credit Party: (1) the occurrence of a Default or Event of Default; (2) any proceeding being instituted or threatened to be instituted (including pursuant to a cross- claim or counterclaim) against any Credit Party in or before any federal, state, local or foreign court, commission or other regulatory body which could reasonably be expected to result in (i) liability in excess of $250,000 for any Credit Party or (ii) a required change in any substantial respect in the operations, practices or policies of any Credit Party; (3) any order, judgment or decree being entered against any Credit Party or any of its properties or assets which could reasonably be expected to result in (i) liability in excess of $250,000 for any Credit Party or (ii) a required change in any substantial respect in the operations, practices or policies of any Credit Party; or (4) any actual change, development or event which has had or would reasonably be expected to have a Material Adverse Effect.

         (b) Environmental. Promptly and in any event within two Business Days after the occurrence of any of the following events or conditions, a certificate of the chief executive officer or chief financial officer of Borrower specifying the nature of such condition and the applicable Credit Party's or Environmental Affiliate's proposed response thereto: (1) the receipt by any Credit Party or any of its Environmental Affiliates of any communication from a Governmental Authority, employee or other Person or group that alleges that a Credit Party or Environmental Affiliate is not in compliance with applicable Environmental Laws; (2) any Credit Party shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against a Credit Party or Environmental Affiliate; or (3) any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of any Environmental Claim against any Credit Party or Environmental Affiliate.

         (c) ERISA Notices. Promptly, and in any event within five (5) Business Days after: (i) any Credit Party or ERISA Affiliate knows or would reasonably be expected to know that a Termination Event has occurred (and for this purpose, any Credit Party or ERISA Affiliate shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor), a written statement of the chief executive officer or chief financial officer of Borrower describing such Termination Event and any action that is being taking with respect thereto by any Credit Party or ERISA Affiliate, and any action taken or threatened with respect thereto by the IRS, Department of Labor or PBGC; (ii) promptly, and in any event within five (5) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by any Credit Party or any ERISA Affiliate with respect to such request; and
(iii) promptly, and in any event within five (5) Business Days after receipt by any Credit Party or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

         (d) Material Contracts. Promptly, and in any event within ten (10) Business Days after any Material Contract of any Credit Party is terminated (except at the maturity thereof) or amended in any material respect or any new Material Contract is entered into, a written statement describing such event, with copies of any such amendments or new contracts, and an explanation of any actions being taken with respect thereto.

         (e) Collateral Matters. At least thirty (30) days prior written notice to the Collateral Agent of any change in (i) the location of any Collateral (except in-transit Inventory) or in the location of the chief executive office or any place of business of any Credit Party from the locations specified in
Section 6.10 of the Disclosure Schedule or (ii) its name, identity or corporate structure from that described herein. Prior to any such change described in (i) or (ii) above, Borrower shall cause to be executed and delivered to the Collateral Agent any and all mortgages, deeds of trust, and financing statements necessary or desirable to maintain the perfected status of the Collateral Agent's security interest in any and all of the assets of each Credit Party, all in form and substance satisfactory to the Collateral Agent. Borrower also shall obtain landlord waivers and bailee letters in form and substance reasonably satisfactory to the Collateral Agent.

         7.4 Corporate Existence. Borrower shall, and shall cause each other Credit Party to, (i) maintain its corporate existence, (ii) maintain in full force and effect all licenses, bonds, franchises, leases and qualifications to do business, and all contracts and other rights necessary to the conduct of their businesses, except where the failure to maintain such rights would not reasonably be expected to have a Material Adverse Effect, and (iii) continue in, and limit their operations to, the Business.

         7.5 Books and Records; Inspections. Borrower shall maintain, and shall cause each other Credit Party to maintain, proper books and records in which entries in conformity, in all material respects, with GAAP and all Requirements of Law shall be made of, and which entries shall fairly reflect, all transactions and dealings in relation to its business and activities and books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice and GAAP. Borrower agrees that any Agent or its agents and any Lender may enter upon the premises of Borrower and each of its Subsidiaries at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence and during the continuance of a Default or Event of Default, for the purposes of (i) inspecting and verifying the Collateral, (ii) inspecting and/or copying (at Borrower's expense) any and all records pertaining thereto, and (iii) discussing the affairs, finances and business of any Credit Party with any officers, employees and directors of any Credit Party.

         7.6 Insurance. Borrower shall maintain, and shall cause each other Credit Party to maintain, public liability insurance, third party property damage insurance and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies reasonably satisfactory to the Administrative Agent, and in such amounts and covering such risks as are at all times satisfactory to the Administrative Agent in its commercially reasonable judgment. All such policies are to name the Collateral Agent as an additional insured and as the loss payee in case of loss, contain an endorsement in form and substance reasonably satisfactory to the Collateral Agent and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Collateral Agent's interest in the Collateral and to any payments to be made under such policies.

         7.7 Taxes. Borrower agrees to pay, when due, and to cause each other Credit Party to pay when due, all taxes lawfully levied or assessed against Borrower or any other Credit Party or any of the Collateral before any penalty or interest accrues thereon; provided, however, that, unless such taxes have become a federal tax or ERISA Lien on any of the assets of a Credit Party, no such tax need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor to the extent required by GAAP. Borrower shall not, and shall not permit any other Credit Party to, file or consent to the filing of any consolidated tax return with any Person other than any other Credit Party.

         7.8 Compliance With Laws.

         (a) Generally. Borrower shall comply, and cause each other Credit Party to comply, with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business or its assets generally, unless, so long as no tax or ERISA Lien arises as a result thereof or in connection therewith, (a) the applicable Credit Party is contesting such Requirement of Law in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor to the extent required by GAAP, or (b) such failure to comply would not reasonably be expected to have a Material Adverse Effect.

         (b) Environmental Laws. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Credit Party to:

             (1) Comply in all material respects with all Environmental Laws applicable to it, and obtain, comply in all material respects with and maintain all Environmental Approvals necessary for its operations as conducted and as planned to be conducted, and take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors and invitees comply in all material respects with all Environmental Laws, and obtain, and comply with in all material respects, any and all Environmental Approvals applicable to them. Upon learning of any actual or suspected noncompliance, Borrower shall undertake or cause the applicable Credit Party to undertake promptly all reasonable efforts to achieve material compliance.

             (2) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions, required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect.

         7.9 Use of Proceeds. The proceeds of the Loans shall be used only (i) to repay Indebtedness existing on the Closing Date in such amounts as are approved by the Administrative Agent, (ii) to fund a portion of the purchase price for the Merger, (iii) to pay transaction costs incurred by Borrower in connection with the Merger and approved by the Administrative Agent, in an aggregate amount not to exceed $10,000,000, and (iv) for Borrower's working capital and general corporate purposes and to finance all or a portion of the purchase price of Permitted Acquisitions.

         7.10 Fiscal Year. Borrower agrees to maintain its fiscal year, and to cause each other Credit Party to maintain its fiscal year, as a year ending on the last Friday in September of each year.

         7.11 Maintenance of Property. Borrower agrees to keep, and to cause each other Credit Party to keep, all property necessary to their respective businesses in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit any waste with respect to any of their properties.

         7.12 ERISA Documents. Borrower will cause to be delivered to the Administrative Agent, upon Administrative Agent's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of any Credit Party; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Benefit Plan; (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by any Credit Party or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to any Credit Party or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of any Credit Party or any ERISA Affiliate under any Retiree Health Plan.

         7.13 Corporate Franchises. Borrower shall, and shall cause each other Credit Party to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals, except where the failure to so preserve any of the foregoing (other than existence) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         7.14 Performance of Obligations. Borrower shall, and shall cause each other Credit Party to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties is bound or to which it is a party, if the failure to so perform, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

         7.15 Further Assurances. Borrower shall take, and shall cause each other Credit Party to take, all such further actions and execute all such further documents and instruments as any Agent may at any time reasonably determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Collateral Agent on the Collateral.


                          ARTICLE 8 NEGATIVE COVENANTS

         Until termination of the Commitments and this Agreement and full and final payment and satisfaction of all Obligations due hereunder or under any other Credit Document, Borrower shall comply with, and, where required, shall cause each other Credit Party to comply with, the following covenants:

         8.1 Certain Financial Covenants.

         (a) Minimum Net Worth. Borrower shall not permit Consolidated Net Worth, as of any date during the Fiscal Years set forth below, to be less than the amount (in millions of Dollars) set forth for such Fiscal Year below:

=========================================================================
  FISCAL QUARTER ENDING DURING               RATIO (___ to 1.00)
-------------------------------------------------------------------------
FISCAL YEAR                          1st        2d         3d        4th
-------------------------------------------------------------------------
1997                                                      25.0       25.0
-------------------------------------------------------------------------
1998                                 25.5      25.5       26.0       26.0
-------------------------------------------------------------------------
1999                                 27.0      27.0       29.0       29.0
-------------------------------------------------------------------------
2000                                 31.0      31.0       33.0       33.0
-------------------------------------------------------------------------
2001                                 36.0      36.0       40.0       40.0
-------------------------------------------------------------------------
2002                                 44.0      44.0       48.0       48.0
=========================================================================


         (b) Consolidated Interest Coverage Ratio. Borrower shall not permit the ratio of Consolidated EBITDA to Consolidated Interest Expense, on a Rolling Four Quarter Basis (the "INTEREST COVERAGE RATIO"), as of the end of each Fiscal Quarter occurring during the Fiscal Years set forth below, to be less than the ratio set forth for such Fiscal Quarter below:

=========================================================================
  FISCAL QUARTER ENDING DURING               RATIO (___ to 1.00)
-------------------------------------------------------------------------
FISCAL YEAR                          1st        2d         3d        4th
-------------------------------------------------------------------------
1997                                                      1.25       1.25
-------------------------------------------------------------------------
1998                                 1.25      1.25       1.30       1.40
-------------------------------------------------------------------------
1999                                 1.45      1.50       1.55       1.60
-------------------------------------------------------------------------
2000                                 1.60      1.65       1.70       1.75
-------------------------------------------------------------------------
2001                                 1.80      1.85       1.90       1.95
-------------------------------------------------------------------------
2002                                 2.0       2.05       2.10       2.15
=========================================================================

         (c) Consolidated EBITDA to Consolidated Fixed Charges Ratio. Borrower shall not permit the ratio of (a) Consolidated EBITDA minus Capital Expenditures of Borrower and its Subsidiaries permitted hereunder and minus cash taxes paid by Parent and its Subsidiaries during the applicable period to (b) Consolidated Fixed Charges, on a Rolling Four Quarter Basis, as of the end of each Fiscal Quarter occurring during the Fiscal Years set forth below, to be less than the ratio set forth for such Fiscal Quarter below:

=========================================================================
  FISCAL QUARTER ENDING DURING               RATIO (___ to 1.00)
-------------------------------------------------------------------------
FISCAL YEAR                          1st        2d         3d        4th
-------------------------------------------------------------------------
1997                                                      1.0        1.0
-------------------------------------------------------------------------
1998                                 1.0        1.0       1.10       1.15
-------------------------------------------------------------------------
1999                                 1.2        1.2       1.25       1.25
-------------------------------------------------------------------------
2000                                 1.3        1.3       1.35       1.35
-------------------------------------------------------------------------
2001                                 1.4        1.4       1.45       1.45
-------------------------------------------------------------------------
2002                                 1.5        1.5       1.55       1.55
=========================================================================


         (d) Leverage Ratio. Borrower shall not permit the ratio of Consolidated Funded Debt as of the last day of a particular quarter set forth below, to Consolidated EBITDA for the last four quarters on a Rolling Four Quarter Basis (the "LEVERAGE RATIO"), as of the end of each Fiscal Quarter set forth below, to be greater than the ratio set forth for such Fiscal Quarter below:


=========================================================================
  FISCAL QUARTER ENDING DURING               RATIO (___ to 1.00)
-------------------------------------------------------------------------
FISCAL YEAR                          1st        2d         3d        4th
-------------------------------------------------------------------------
1997                                                      6.5        6.5
-------------------------------------------------------------------------
1998                                 6.4        6.3       6.2        6.1
-------------------------------------------------------------------------
1999                                 6.0        5.9       5.75       5.6
-------------------------------------------------------------------------
2000                                 5.5        5.4       5.25       5.1
-------------------------------------------------------------------------
2001                                 5.0        4.9       4.75       4.6
-------------------------------------------------------------------------
2002                                 4.5        4.4       4.25       4.0
=========================================================================

         8.2 Capital Expenditures. Borrower shall not, and shall not permit any other Credit Party to, make Capital Expenditures in any Fiscal Year in the aggregate in excess of the amount (in millions of Dollars) set forth for such Fiscal Year below:

================================================================
      FISCAL YEAR                         CAPITAL EXPENDITURES
                                        (in millions of Dollars)
----------------------------------------------------------------
1997                                               2.0
----------------------------------------------------------------
1998                                               2.1
----------------------------------------------------------------
1999                                               2.2
----------------------------------------------------------------
2000                                               2.3
----------------------------------------------------------------
2001                                               2.4
----------------------------------------------------------------
2002                                               2.5
================================================================

provided, however, that the amount of Capital Expenditures permitted under this Section for any Fiscal Year shall be increased by an amount, not to exceed $1,000,000, equal to 100% (or a portion thereof, as applicable) of the excess of
(x) the amount of permitted Capital Expenditures for the immediately preceding Fiscal Year (without giving effect to this proviso) over (y) the amount of Capital Expenditures actually made in such immediately preceding Fiscal Year.

         8.3 Additional Indebtedness. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly incur, create, assume, guaranty or suffer to exist any Indebtedness other than:

         (a) Indebtedness under the Credit Documents;

         (b) Indebtedness under Interest Rate Agreements entered into in the ordinary course of business;

         (c) Indebtedness of Borrower pursuant to the Senior Notes in an aggregate principal amount not to exceed $100,000,000 less the aggregate amount of all repayments of Senior Notes effected after the Closing Date (other than repayments made or deemed made pursuant to the Exchange Offer);

         (d) Indebtedness permitted under Sections 8.8(a) and (b);

         (e) Indebtedness under Trade Letters of Credit entered into in the ordinary course of business in an aggregate face amount not to exceed $500,000 at any one time outstanding;

         (f) Indebtedness listed in Section 8.3 of the Disclosure Schedule and additional Indebtedness under Capital Leases entered into in the ordinary course of business in an aggregate principal amount not to exceed $100,000 at any one time outstanding; and

         (g) Subordinated Indebtedness.

         8.4 Liens. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly create, incur, assume, or suffer to exist any Lien on any of its property now owned or hereafter acquired except the following Liens ("PERMITTED LIENS"):

         (a) Liens granted to the Collateral Agent under the Credit Documents;

         (b) Liens listed in Section 8.4 of the Disclosure Schedule;

         (c) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, or landlords, liens for taxes, assessments or other governmental charges (other than federal tax and ERISA Liens), and other similar Liens arising by operation of law, in each case for amounts that are not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an adequate reserve or other appropriate provision shall have been made to the extent required by GAAP, so long as the Administrative Agent has been notified thereof;

         (d) any attachment or judgment Liens the existence of which, individually and in the aggregate, does not constitute an Event of Default under
Section 9.1(k);

         (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually and in the aggregate, do not detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

         (f) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

         (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

         (h) the lessor's interest in property leased to Borrower or any of its Subsidiaries pursuant to a lease permitted by this Agreement;

         (i) leases or subleases entered into after the Closing Date by a Credit Party in the ordinary course of its business which do not interfere in any material respect with the business of Borrower or any of its Subsidiaries, taken as a whole, and (in the case of a lease or sublease under which such Credit Party is the lessor or sublessor, as applicable) in connection with which no Credit Party incurs a material liability; and

         (j) Liens on goods purchased with a Trade Letter of Credit permitted under Section 8.3 and securing only the applicable Credit Party's reimbursement obligation with respect to such Trade Letter of Credit.

         8.5 Contingent Obligations. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly incur, assume, or suffer to exist any Contingent Obligation, other than (a) the Guaranties and other Contingent Obligations in favor of any Agent, the Issuing Bank or any Lender under the Credit Documents, and (b) surety bonds and the like described in Section 8.4(g).

         8.6 Sale of Assets. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (a) Inventory to retail customers in the ordinary course of business, (b) individual items of Collateral (other than Accounts and Inventory) with a book value of less than $100,000 in the aggregate for all Credit Parties during any Fiscal Year, (c) obsolete or worn out property disposed of in the ordinary course of business, not to exceed $50,000 in any Fiscal Year, (d) sales of receivables by Borrower to Concord on terms substantially in accordance with Borrower's past practices, and (e) dissolution or merger of Lexington or Verdi with any other Credit Party, both of which dissolutions or mergers shall occur within ninety (90) days after the Closing Date.

         8.7 Restricted Payments. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly:

         (a) declare or pay any dividend (other than dividends payable on common stock solely in common stock, or on preferred stock solely in preferred stock, in each case of Parent or dividends payable to the Borrower by any Subsidiary) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Credit Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Credit Party; or

         (b) make any payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than Indebtedness pursuant to this Agreement or Indebtedness owed to Borrower by one of its Subsidiaries) or of interest or any other amount owed with respect thereto or of any Mandatory Redeemable Obligation; or

         (c) pay any Management Fee or make any payment on any contingent earnout right except for payments to redeem management stock in aggregate amounts not to exceed $3,000,000 upon death, retirement or separation from the Company;

provided, however, in each case that, so long as no Default or Event of Default has occurred and is continuing, (1) Borrower may pay a Management Fee to Thayer in accordance with the terms and conditions of the Management Agreement and in any event not to exceed $500,000 in any Fiscal Year, (2) Borrower may make interest payments (in accordance with the terms of the Senior Note Documents as approved hereunder) on the Senior Notes and may repurchase or redeem Senior Notes to the extent permitted under Section 4.6(b), (3) Borrower may exchange Senior Notes pursuant to the Exchange Offer, and (4) Borrower may pay to Thayer reasonable transaction fees for financial advisory services rendered and expenses incurred in connection with the transactions contemplated in Section 2 of the Management Agreement and permitted hereunder, which fees shall not exceed in the aggregate one percent (1%) of the Aggregate Value

(as defined in the Management Agreement) for each such transaction, in accordance with the terms of the Management Agreement.

         8.8 Investments. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, make any Investment in any Person (including any director, officer or employee of any Credit Party), whether in cash, securities, or other property of any kind, other than:

         (a) loans, investments and advances between the Credit Parties in existence as of the date hereof and described in Section 8.8 of the Disclosure Schedule;

         (b) loans and advances by (i) Borrower to any Wholly-Owned Subsidiary and (ii) any Wholly-Owned Subsidiary to Borrower or any other Wholly-Owned Subsidiary;

         (c) extensions of trade credit in the ordinary course of business to Persons who are not Affiliates of Borrower or any of its Subsidiaries;

         (d) Cash Equivalents; and

         (e) Permitted Acquisitions.

         8.9 Affiliate Transactions. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to, any Affiliate of any Credit Party, except in the ordinary course of and pursuant to the reasonable requirements of the Credit Party's business, and upon fair and reasonable terms no less favorable to any Credit Party than could be obtained in a comparable arm's-length transaction with an unaffiliated Person, except that (a) Borrower may pay a Management Fee and reasonable transaction fees and expenses pursuant to the Management Agreement to Thayer, if and to the extent permitted under Section 8.7, and (b) each Credit Party may make the loans described in Sections 8.8(a) and 8.8(b) if and to the extent permitted thereunder.

         8.10 Excess Cash. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, maintain for more than one (1) Business Day in the aggregate in all deposit accounts of the Credit Parties total balances of cash and Cash Equivalents in excess of $2,000,000 in the aggregate at any time (unless there are no outstanding Loans or unreimbursed drawings under any Letter of Credit).

         8.11 Additional Negative Pledges. Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any Person in the event a Lien is granted to or for the benefit of any other Person) on the creation or existence of any Lien upon the assets of any Credit Party or (ii) any contractual obligation which may restrict or inhibit any Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

         8.12 Additional Subsidiaries. Borrower shall not, and shall not permit any Credit Party to, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or Capital Stock of, or otherwise combine with any Person, other than (i) a Permitted Acquisition, (ii) a Wholly-Owned Subsidiary merging with or consolidating into, or acquiring the assets of, one or more other Wholly-Owned Subsidiaries, and (iii) one or more Wholly-Owned Subsidiaries engaged in the Business merging with or consolidating into Borrower.

         8.13 Amendments. Borrower shall not, and shall not permit any other Credit Party to, without the prior written consent of the Administrative Agent and Required Lenders, amend, supplement or otherwise modify, or waive or release any of its rights under or with respect to, (i) the Governing Documents of any Credit Party, (ii) any agreement, instrument or document (other than a Credit Document) evidencing or relating to Indebtedness of any Credit Party, including the Senior Notes Documents, or (iii) the Merger Agreement or any agreement, instrument or document relating to the Merger or any Permitted Acquisition.

         8.14 Trade Payables. Borrower shall not, and shall not permit any other Credit Party to, permit more than five percent (5%) of such Person's accounts payable (other than those the subject of a good faith dispute diligently conducted and for which an adequate reserve or other appropriate provision shall have been made if and to the extent required by GAAP) to become more than forty-five (45) days past due.

         8.15 Credit Policies. Borrower shall not, and shall not permit any other Credit Party (including Concord) to, materially change the underwriting standards it has used historically in determining whether to extend financing to customers of any Credit Party, in such a manner as to permit the extension of such credit to a significant number of persons to whom, or in situations in which, such credit historically would not have been extended for financial reasons.


                    ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES

         9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

         (a) Failure to Pay. Borrower shall fail to pay any principal on any Loan or any reimbursement obligation with respect to a Letter of Credit or any interest, fee or other amounts payable under any Credit Document when due.

         (b) Breach of Certain Covenants. Any Credit Party shall fail to comply with any covenant contained in Sections 4.7, 7.2 through 7.4, 7.6 through 7.15 or Article 8 hereof.

         (c) Breach of Representation or Warranty. Any representation or warranty made or deemed to be made by any Credit Party in this Agreement or in any other Credit Document (and in any statement or certificate given under this Agreement or any other Credit Document), shall be false or misleading in any material respect when made or deemed to be made.

         (d) Other Defaults. Any Credit Party shall fail to comply with any provisions contained in this Agreement or any other Credit Document, other than as set forth in Sections 9.1(a) and 9.1(b), and such failure shall continue for ten (10) days after its occurrence.

         (e) Failure to Dissolve Lexington and Verdi. Lexington or Verdi shall fail to (i) submit certificates of dissolution and all necessary tax information required in connection with their respective dissolutions to the proper Governmental Authorities within ninety (90) days after the Closing Date, or (ii) promptly take all other actions necessary to dissolve, wind up or otherwise cease to do business; or any Credit Party shall transfer any assets to Lexington or Verdi or Lexington or Verdi shall engage in any business or assume any liabilities (other than in favor of the Collateral Agent and the Lenders).

         (f) Dissolution. Borrower or any Subsidiary (except Lexington or Verdi to the extent permitted under Section 8.6) shall dissolve, wind up or otherwise cease to do business.

         (g) Insolvency Event. Borrower or any Subsidiary (except Lexington or Verdi to the extent permitted under Section 8.6) shall become the subject of an Insolvency Event.

         (h) Change of Control. A Change of Control shall occur.

         (i) Cross Default. A default or event of default shall occur (and continue beyond any applicable grace period) under the Senior Notes Documents or under any other note, agreement or instrument evidencing any Indebtedness of any Credit Party (other than the Obligations) in an aggregate principal amount in excess of $500,000, which default or event of default permits a Person to accelerate the maturity of such Indebtedness or realize on collateral given as security therefor.

         (j) Failure of Enforceability of Credit Documents; Security. Any covenant, agreement or obligation of any Credit Party contained in or evidenced by any of the Credit Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms; any Credit Party shall deny or disaffirm in writing its obligations under any of the Credit Documents or any Liens granted in connection therewith; or, any Liens granted in Collateral shall be determined to be void, voidable, invalid, subordinated, unperfected or not given the priority contemplated by this Agreement.

         (k) ERISA. (i) Any Termination Event shall occur or (ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or (iii) any Credit Party or any ERISA Affiliate shall have engaged in a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA which would reasonably be expected to result in the imposition of liability in excess of $500,000 on Borrower or any ERISA Affiliate (iv) any Credit Party or any ERISA Affiliate shall fail to pay when due an amount in excess of $500,000 which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that a Plan must be terminated or have a trustee appointed to administer any Plan or (vi) any Credit Party or a member of any ERISA Affiliate suffers a partial or complete withdrawal from a Multiemployer

Plan, or is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments in excess of $500,000 to a Multiemployer Plan or (vii) a proceeding shall be instituted against any Credit Party or any ERISA Affiliate to enforce Section 515 of ERISA, or (viii) any other event or condition shall occur or exist with respect to any Plan which would reasonably be expected to subject any Credit Party or any ERISA Affiliate to any tax, penalty or other liability in excess of $500,000.

         (l) Judgments. One or more judgments, writs, orders or warrants of attachment or other similar process or decrees in an aggregate amount of $1,000,000 or more shall be entered by a court or courts of competent jurisdiction against any or all of the Credit Parties (other than any judgment, writ, order or warrant of attachment or other similar process which is fully covered by insurance and as to which the applicable insurance company has acknowledged coverage thereof in writing) and (i) any such judgments, writs, orders or warrants of attachment or other similar process or decrees shall not be stayed, discharged, paid, bonded or vacated within 30 days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments, writs, orders or warrants of attachment or other similar process or decrees.

         (m) Material Adverse Effect. Any event or condition shall exist which has, or is reasonably likely to have, a Material Adverse Effect.

         9.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of Required Lenders shall, do any or all of the following:

         (a) Acceleration. Upon the written request of the Required Lenders, the Administrative Agent shall declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(f), in which case all Obligations shall automatically become immediately due and payable without the necessity of any request of the Required Lenders or notice or other demand to Borrower) without presentment, demand, protest or any other action or obligation of any Agent or any Lender.

         (b) Termination of Commitments. Upon the written request of the Required Lenders, the Administrative Agent shall, by written notice to Borrower, declare all the Commitments to be terminated, whereupon all such Commitments shall terminate immediately.

         (c) Cash Collateralization. On demand of the Administrative Agent or Required Lenders Borrower shall immediately deposit with the Collateral Agent for each Letter of Credit then outstanding cash or Cash Equivalents in an amount equal to one hundred fifteen percent (115%) of the greatest amount drawable thereunder.

         (d) Other Remedies. Cause the Collateral Agent to:

             (1) remove all documents, instruments, files and records (including the copying of any computer records) relating to the Accounts or use (at the expense of Borrower) such supplies or space of any Credit Party at any Credit Party's place of business necessary to properly administer and collect the Accounts of any Credit Party thereon;

             (2) accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Accounts of any Credit Party (in the name of any Credit Party or the Lenders) and otherwise administer and collect the Accounts;

             (3) sell, assign and deliver the Accounts of any Credit Party and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise;

             (4) foreclose the security interests created pursuant to any or all of the Credit Documents by any available procedure, or take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and

             (5) exercise any other rights or remedies afforded any Agent, the Issuing Bank or any Lender under any Credit Document or applicable law, including the rights and remedies of a secured creditor under the UCC.

Any Lender may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that five (5) days' notice shall constitute reasonable notification. Borrower will assemble the Collateral and make it available to the Collateral Agent at such locations as the Collateral Agent may specify, whether at the premises of Borrower or elsewhere, and will make available to the Collateral Agent the premises and facilities of Borrower for the purpose of the Collateral Agent's taking possession of, removing or putting the Collateral in saleable form.

         9.3 Right of Setoff. In addition to all rights of offset that any Agent, any Lender, or the Issuing Bank may have under applicable law or otherwise, upon the occurrence and during the continuance of any Event of Default, and whether or not any Agent, any Lender, or the Issuing Bank has made any demand or the Obligations of any Credit Party have matured, each Agent, each Lender, and the Issuing Bank shall have the right to appropriate and apply to the payment of the Obligations (in accordance with Section 9.5) all deposits and other obligations then or thereafter owing by such Agent, such Lender, or the Issuing Bank to such Credit Party. Each Agent or Lender, or the Issuing Bank exercising such rights shall notify the Administrative Agent thereof and any amount received as a result of the exercise of such rights shall be shared in accordance with Section 4.12.

         9.4 No Marshalling; Deficiencies; Remedies Cumulative. The net cash proceeds resulting from the Collateral Agent's exercise of any of the foregoing rights to liquidate all or substantially all of the Collateral shall be applied by the Disbursing Agent to the payment of the Obligations, whether due or to become due, in accordance with Section 9.5 and the Credit Parties shall remain liable to each Agent, the Issuing Bank and the Lenders for any deficiencies. The foregoing remedies are not intended to be exhaustive and the full or partial exercise of any of them shall not preclude the full or partial exercise of any other available remedy under this Agreement, under any other Credit Document, at equity or at law.

         9.5 Application of Payments. Upon the occurrence and during the continuance of an Event of Default, all amounts received by any Agent from any Agent, the liquidation of Collateral or otherwise shall be applied in the following order: first, to the payment of any fees, expenses and other Obligations due and payable to each Agent, under any of the Credit Documents, including any amounts advanced by an Agent on behalf of the Lenders; second, to the payment of any fees, expenses and other Obligations due and payable to the Issuing Bank under any of the Credit Documents; third, to the ratable payment of any fees, expenses and other Obligations due and payable to the Lenders under any of the Credit Documents other than those Obligations specifically referred to in this Section; fourth, to the ratable payment of interest due on the Loans; fifth, to the ratable payment of principal due on the Loans; and sixth, to whomever the balance, if any, is due.


                              ARTICLE 10 THE AGENT

         Other than Borrower's rights under Section 10.8, this Article 10 is for the benefit of the Agents, the Issuing Bank and the Lenders only.

         10.1 Appointment of Agent. Each Lender hereby designates Dresdner Bank AG, New York and Grand Cayman Branches, as its agent, as the Administrative Agent, Collateral Agent, Monitoring Agent and Disbursing Agent, and irrevocably authorizes each such Agent to take action on its behalf under the Credit Documents, to exercise the powers and perform the duties described therein, and to exercise such other powers reasonably incidental thereto. Each such Agent may perform any of its duties through its agents or employees, provided, that only the Administrative Agent may appoint a successor Collateral Agent, Monitoring Agent or Disbursing Agent.

         10.2 Nature of Duties of Agents. Each Agent has no duties or responsibilities except those expressly set forth in the Credit Documents. No Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted hereunder or in connection herewith, except for such Person's gross negligence or willful misconduct. The duties of each Agent shall be mechanical and administrative in nature. Each Agent shall not have a fiduciary relationship to the Issuing Bank, any Lender or any participant of the Issuing Bank or any Lender. Each Agent shall act only for the other Agents, the Issuing Bank and the Lenders and assumes no obligation to or agency or trust relationship with any Credit Party.

         10.3 Lack of Reliance on Agents. Independently and without reliance upon any Agent, each Lender has made and shall continue to make its own independent investigation and analysis of the content and validity of the Credit Documents or of the performance and creditworthiness of the Credit Parties thereunder. Each Agent assumes no responsibility and undertakes no obligation to make inquiry with respect to such matters, unless specifically requested to do so in writing by a Lender.

         10.4 Certain Rights of Agent. Each Agent may request instructions from Required Lenders at any time, provided that an Agent other than the Administrative Agent shall request instructions only from the Administrative Agent when the Administrative Agent is responsible under the terms hereof for a decision on the applicable issue. If an Agent requests instructions from Required Lenders at such time with respect to any action or inaction, such Agent shall be entitled to await instructions from Required Lenders at such time before such action or inaction. No Lender shall have any right of action based upon an Agent's action or inaction in response to instructions from Required Lenders at such time.

         10.5 Reliance by Agents. Agent may rely upon written or telephonic communications it believes to be genuine and to have been signed, sent or made by the proper person. Each Agent may obtain the advice of legal counsel (including, for matters concerning Borrower, counsel for Borrower), independent public accountants and other experts selected by it and shall have no liability for action or inaction in good faith based upon such advice.

         10.6 Indemnification of Agents. To the extent any Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify such Agent, to the extent of such Lender's Pro Rata Share of all of the facilities, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against such Agent in performing its duties hereunder or otherwise relating to the Credit Documents, unless resulting from such Agent's gross negligence or willful misconduct.

         10.7 Agent in its Individual Capacity. In its individual capacity, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise them as though it was not performing the duties of an agent for the Lenders. The terms "Lenders," "Required Lenders," or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties of an agent for the Lenders, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same to any Lender.

         10.8 Successor Agents.

         (a) Any Agent may, upon five Business Days' notice to the other Agents, the Issuing Bank, the Lenders and Borrower, resign by giving written notice thereof to the other Agents, the Issuing Bank, the Lenders and Borrower. Such Agent's resignation shall be effective upon the appointment of the applicable successor to such Agent.

         (b) Upon receipt of the Administrative Agent's resignation, Required Lenders may appoint a successor Administrative Agent. Unless an Event of Default shall have occurred and be continuing at the time of such appointment, the successor Administrative Agent shall be subject to approval by Borrower, which approval shall not be unreasonably withheld and shall be delivered to the Lenders within ten (10) Business Days after Borrower's receipt of notice of a proposed successor Administrative Agent. If a successor Administrative Agent has not accepted its appointment within fifteen Business Days, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent. Upon receipt of any other Agent's resignation, the Administrative Agent may appoint a successor to such Agent or assume the duties and powers of such Agent.

         (c) Upon its acceptance of the agency hereunder, a successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and such retiring Agent shall be discharged from its duties and obligations under this Agreement. The retiring Agent shall continue to have the benefit of this Article 10 for any action or inaction while it was an Agent.

         10.9 Collateral Matters.

         (a) Each Lender authorizes and directs the Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders. Except as otherwise set forth herein, any action or exercise of powers by Required Lenders under the Credit Documents, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Prior to an Event of Default, without notice to or consent from any Lender, the Collateral Agent may take any action necessary or advisable to perfect and maintain the perfection of Liens upon the Collateral.

         (b) The Collateral Agent is authorized to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Total Commitments and payment and satisfaction of all of the Obligations, (ii) upon receipt of the proceeds of sales of the Collateral permitted hereunder or
(iii) if the release can be and is approved by the Required Lenders. The Collateral Agent may request and the Lenders will provide confirmation of the Collateral Agent's authority to release particular types or items of Collateral.

         (c) The Collateral Agent shall have no obligation to assure that the Collateral exists or is owned by Borrower or any of its Subsidiaries, that such Collateral is cared for, protected or insured, or that the Liens in the Collateral have been created, perfected, or have any particular priority. With respect to the Collateral, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

         10.10 Actions with Respect to Defaults. In addition to each Agent's right to take actions on its own accord as permitted under this Agreement, each Agent shall take such action with respect to a Default or Event of Default as shall be directed by Required Lenders. Until an Agent shall have received such directions, Agent may act (or not act) as it deems advisable.


                            ARTICLE 11 MISCELLANEOUS

         11.1 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR

ANY OF THE OTHER CREDIT DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

         11.2 SUBMISSION TO JURISDICTION. ALL DISPUTES AMONG ANY OR ALL OF THE CREDIT PARTIES AND THE LENDERS, THE ISSUING BANK OR ANY AGENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE COLLATERAL AGENT, ON BEHALF OF THE LENDERS, SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST ANY OR ALL OF THE CREDIT PARTIES AND/OR THEIR PROPERTY IN ANY LOCATION REASONABLY SELECTED BY AGENT IN GOOD FAITH TO ENABLE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE COLLATERAL AGENT. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE COLLATERAL AGENT. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE COLLATERAL AGENT HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

         11.3 JURY TRIAL. EACH OF BORROWER, THE AGENTS, THE ISSUING BANK AND THE LENDERS HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY. INSTEAD, ANY DISPUTES WILL BE RESOLVED IN A BENCH TRIAL.

         11.4 LIMITATION OF LIABILITY. NEITHER ANY AGENT NOR THE ISSUING BANK NOR ANY LENDER SHALL HAVE ANY LIABILITY TO ANY CREDIT PARTY (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR CONSEQUENTIAL DAMAGES SUFFERED BY ANY CREDIT PARTY IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH.

         11.5 Delays. No delay or omission of any Agent, the Issuing Bank or the Lenders to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof.

         11.6 Notices. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to any Agent or any of the Lenders, then to its address for notices set forth on Annex I or such other address as such Agent or Lender may notify the other parties hereto from time to time, or by facsimile transmission, promptly confirmed in writing sent by first class mail, to the appropriate telecopier number set forth on Annex I or to such other number as such Agent or Lender may notify the other parties hereto from time to time, and if to any Credit Party then to such Credit Party at the following address or facsimile number, as applicable, or to such other number as Credit Party may notify the other parties hereto from time to time:

         If to Borrower or any other Credit Party:

                  Colorado Prime Corporation
                  One Michael Avenue
                  Farmingdale, New York 11735
                  Tel:  516-694-1111
                  Fax:  516-694-8493
                  Attn:  Thomas S. Taylor

         with copies to:

                  Thayer Capital Partners
                  1455 Pennsylvania Avenue, N.W.
                  Washington, D.C. 20004
                  Tel:  202-371-0150
                  Fax:  202-371-0391
                  Attn:  V. Frank Pottow

         and:

                  Koerner, Silberberg & Weiner
                  112 Madison Avenue, 3rd Floor
                  New York, New York 10016
                  Tel:  212-689-4400
                  Fax:  212-689-3077
                  Attn:  Carl Seldin Koerner, Esq.

All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being delivered to the U.S. Postal Service, (ii) if sent by overnight delivery service for next Business Day delivery, on the next Business Day after being delivered to such delivery service, and (iii) if sent by telex or facsimile transmission, when receipt of such transmission is acknowledged electronically by the receiving machine.

         11.7 Assignments and Participations.

         (a) Borrower Assignment. Borrower shall not assign this Agreement, or any rights or obligations hereunder, without the prior written consent of each Agent, the Issuing Bank and the Lenders.

         (b) Lender Assignments. Each Lender may assign all or a portion of its rights and obligations under this Agreement, the Notes and the other Credit Documents, to any of its Affiliates or to any Federal Reserve Bank, or to any other Person with the consent of (i) the Administrative Agent and (ii) other than during the continuance of an Event of Default, Borrower

(Borrower's consent not be withheld or delayed unreasonably), upon execution and delivery to the Administrative Agent, for its acceptance and recording in the Register, of an agreement in substantially the form of Exhibit B (an "ASSIGNMENT AND ASSUMPTION AGREEMENT"), together with surrender of any Note or Notes subject to such assignment and a processing and recordation fee of $3,000.00. No such assignment shall be for less than $5,000,000 of the Commitments unless it is to another Lender or any Affiliate of the Lender making such assignment or a Federal Reserve Bank or it constitutes the entire remaining Commitment of the assigning Lender.

         (c) The Administrative Agent's Register. The Administrative Agent shall maintain a register of the names and addresses of the Lenders, their Commitments and the principal amount of their Loans (the "REGISTER"). The Administrative Agent shall also maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and modify the Register to give effect to each Assignment and Assumption Agreement. Upon its receipt of each Assignment and Assumption Agreement and surrender of the affected Note or Notes, the Administrative Agent will give prompt notice thereof to Borrower and deliver to Borrower a copy of the Assignment and Assumption Agreement and the surrendered Note or Notes. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to the Administrative Agent a new Note or Notes to the order of the assignee in the amount of the Commitments assumed by it and to the assignor in the amount of the Commitment retained by it, if any. Such new Note or Notes shall re-evidence the Indebtedness outstanding under the surrendered Note or Notes and shall be dated as of the Closing Date. The Administrative Agent shall be entitled to rely exclusively upon the Register for purposes of identifying the Lenders hereunder.

         (d) Lender Participations. Each Lender may sell participations (without the consent of the Administrative Agent, Borrower or any other Person) to one or more Persons in or to all or a portion of its rights and obligations under this Agreement, the Notes and/or the other Credit Documents. Notwithstanding a Lender's sale of a participation interest, its obligations hereunder shall remain unchanged. Borrower, each Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from whom the participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on the Loans subject to such participation,
(iii) postpone any date fixed for any payment of principal of, or interest on, the Loans subject to the participation interest, or (iv) release any guarantor of the Obligations or all or a substantial portion of the Collateral, except when otherwise permitted hereunder. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

         11.8 Confidentiality. Each Lender agrees that it will use reasonable efforts not to disclose without the prior consent of Borrower any information with respect to any Credit Party which is furnished pursuant to this Agreement and which is designated by Borrower to the Lenders in writing as confidential; provided, however, that any Lender may disclose any such information (a) to its Affiliates, employees, auditors, advisors or counsel or to any Agent, Issuing Bank or another Lender, (b) as has become generally available to the public other than by means of a breach of this Section by such Lender, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any Requirement of Law, and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided, that such transferee or participant agrees to be bound by the provisions of this Section 11.9 as if it were a Lender.

         11.9 Reimbursement of Expenses; Indemnification. Whether or not the transactions contemplated in this Agreement are consummated:

         (a) Borrower shall, upon demand, pay all Expenses of each Agent;

         (b) Borrower shall, upon demand, pay to each Agent, the Issuing Bank and any and all Lenders all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by such Person in (i) enforcing its rights under or in respect of this Agreement, the other Credit Documents or any other agreement, instrument or document now or hereafter executed and delivered in connection herewith or therewith, (ii) in collecting the Loans or any other Obligations, (iii) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing; and

         (c) Borrower shall indemnify and agree to defend and hold harmless each Agent, the Issuing Bank and each of the Lenders and their respective shareholders, directors, officers, employees, agents, advisors, counsel and Affiliates (each, an "INDEMNIFIED PERSON" and, collectively, the "INDEMNIFIED PERSONS") from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from the gross negligence or willful misconduct of the Indemnified Person seeking indemnification) arising out of or by reason of (x) any litigation, investigations, claims or proceedings which arise out of or are in any way related to (i) this Agreement or any other Credit Document or the transactions contemplated hereby or thereby, (ii) the issuance of any or all of the Letters of Credit, (iii) the failure of the Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (iv) any actual or proposed use by Borrower of the proceeds of the Loans or (v) any such Person's entering into this Agreement, the other Credit Documents or any other agreements, instruments and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing, (y) any remedial or other action taken by Borrower or any Indemnified Person in connection with compliance by Borrower or any of its Subsidiaries, or any of their respective properties, with any foreign, federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines, and
(z) any violation of, noncompliance with or liability under any Environmental Law applicable to the operations and/or conduct of any Credit Party or its properties, whether owned or leased (each, a "PROPERTY"), it being understood that Borrower shall have an obligation hereunder to the Indemnified Persons with respect to any indemnified liabilities incurred by any Indemnified Persons as a result of any Materials of Environmental Concern that are first manufactured, emitted, generated, treated, released, spilled, stored or disposed of on, at or from any Property or any violation of any Environmental Law, which in either case first occurs on or with respect to such Property (i) after the Property is transferred to any Indemnified Person or their successors or assigns by foreclosure sale, deed in lieu of foreclosure or similar transfer and, following such transfer, (ii) in connection with the sale or re-leasing of such Property by such Indemnified Persons or their successors and assigns to one or more third parties; provided, however, that Borrower shall have no obligation hereunder to any Indemnified Person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnified Person.

         11.10 Amendments and Waivers. No amendment or waiver of any provision of this Agreement, any part of the Disclosure Schedule or any part of any other Credit Document shall be effective unless in writing and signed by the Administrative Agent and Required Lenders, except that:

         (a) the consent of all Lenders directly affected is required to: (i) increase a Commitment; (ii) reduce the principal of, or interest on, any or all of the Notes, any Letter of Credit reimbursement obligations or any Fees hereunder (other than Fees that are exclusively for the account of an Agent or the Issuing Bank); (iii) postpone any date fixed for any scheduled payment in respect of principal of, or interest on, any or all of the Notes, any Letter of Credit reimbursement obligations or any Fees hereunder; (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or Required Lenders to take any action hereunder; (v) amend or waive this Section 11.11(a), or change the definition of Required Lenders; or (vi) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of Borrower permitted under this Agreement, release any Liens in favor of the Lenders on any of the Collateral;

         (b) the consent of the applicable Agent, or the Issuing Bank, as the case may be, shall be required for any amendment, waiver or consent directly affecting the rights or duties of such Person under any Credit Document, in addition to the consent of the Lenders otherwise required by this section; and

         (c) the consent of Borrower shall be required for any amendment, waiver or consent directly affecting the rights or duties of Borrower under any Credit Document, in addition to the other consents required by this Section, provided, that the consent of Borrower shall not be required for any amendment, modification or waiver of the provisions of Article 10 (other than Section 10.8).

Borrower and the Lenders hereby authorize the Administrative Agent to modify this Agreement by unilaterally amending or supplementing Annex I to reflect assignments of the Commitments.

         11.11 Counterparts and Effectiveness. This Agreement and any waiver of amendment hereto may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

         11.12 Severability. In case any provision in or obligation under this Agreement, any or all of the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby.

         11.13 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Credit Document, Borrower, each Agent and the Lenders hereby agree that all agreements among them under this Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to any Agent, the Issuing Bank or any Lender for the use, forbearance, or detention of the money loaned to Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any such Person should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to any such person for the use, forbearance, or detention of the Obligations and other Indebtedness of Borrower to any such Person, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement and each Note and all other agreements among Borrower, the Agents, the Issuing Bank and the Lenders.

         11.14 Entire Agreement; Successors and Assigns. This Agreement and the other Credit Documents constitute the entire agreement among the Credit Parties, the Agents, the Issuing Bank and the Lenders, supersede any prior agreements among them relating to the subject matter hereof, and shall bind and benefit each such Person and their respective permitted successors and assigns.

         11.15 Currency Translation. Unless specifically provided otherwise, all dollar figures and dollar calculations under this Agreement or the other Credit Documents are denominated in Dollars (unless otherwise specifically stated) and all loans made hereunder will be made in Dollars. The foreign currency amount of all totals and subtotals submitted by or on behalf of the Credit Parties to any Lender, the Issuing Bank or any Agent will be converted into Dollars at the Prevailing Exchange Rate on the date prior to submission to such Person, or, in the case of financial statements, in accordance with GAAP. All payments made by any Credit Party or applied by any Agent, the Issuing Bank or any Lender to the Obligations shall be first converted into Dollars at the Prevailing Exchange Rate on the date of payment or application (if not already in Dollars) and then credited against the Obligations.

         11.16 Foreign Judgments. If for the purposes of obtaining or enforcing a judgment in any court in any jurisdiction it becomes necessary to convert into the currency of the country giving such judgment (the "JUDGMENT CURRENCY") an amount due hereunder in Dollars, then the date of such conversion shall be known as the "CONVERSION DATE." If there is a change in the rate of exchange between the Judgment Currency and Dollars occurring between the Conversion Date and the date of actual receipt of the amount due hereunder or under such judgment, the applicable Credit Party will, notwithstanding such judgment, to the extent permitted by law, pay all such additional amounts as may be necessary to ensure the amount paid and received in the Judgment Currency when converted at the rate of exchange prevailing on the date of such receipt will produce the amount then due in Dollars. The obligation to make such additional payment shall constitute a separate and independent obligation of such Credit Party and shall not merge with any judgment or any partial payment or enforcement of payment. The term "rate of exchange" used herein shall include any premiums and costs payable in connection with the conversion being effected.


                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                                       BORROWER:

                                       COLORADO PRIME CORPORATION,
                                       a Delaware corporation



                                       By: _____________________________________
                                       Title: __________________________________


                                       THE AGENTS:

                                       DRESDNER BANK AG, NEW YORK AND
                                       GRAND CAYMAN BRANCHES, as the Agents


                                       By: _____________________________________


                                       By: _____________________________________


                                       LENDERS:

                                       DRESDNER BANK AG, NEW YORK AND
                                       GRAND CAYMAN BRANCHES, as a Lender


                                       By: _____________________________________


                                       By: _____________________________________

                                     ANNEX I

                         LENDERS AND COMMITMENT AMOUNTS

Name and Address of Lender                                            Commitment
--------------------------                                            ----------

Dresdner Bank AG, New York and
  Grand Cayman Branches                                              $50,000,000
75 Wall Street
New York, New York 10005
Attn.:  Richard Conroy & Peter Kay
Telecopy No:  (212) 429-2781


                                       Total Commitments:            $50,000,000
                                                                     ===========

                                    ANNEX III

                                  PRICING GRID





                               Performance Ratios                                                        Revolver Applicable
                               ------------------                                                        -------------------
                                                                                                              Margin
                                                                                                              ------

              Funded Total                                     EBITDA to                           Base     Eurodollar   Commitment
             Debt to EBITDA                                     Interest                           Rate        Rate         Fee
             --------------                                    ---------                           ----     ----------   ----------


                     less than/equal to 5.25x    greater than 1.75x                                  0%        1.50%       0.375%

greater than 5.25x   less than/equal to 5.75X    greater than 1.50X   less than/equal to 1.75x       0%        1.75%       0.375%

greater than 5.75x   less than/equal to 6.25x    greater than 1.25x   less than/equal to 1.50x       0%        2.00%       0.50%

greater than 6.25x                                                    less than/equal to 1.25x     0.25%       2.25%       0.50%



The bold line indicates pricing at closing. Commencing with the first Reset Date, the Leverage and Interest Coverage Ratios will be calculated and, subject to the applicable terms and conditions of this Agreement, the pricing will be increased or decreased or remain the same, as applicable, based upon the row above indicated by the results of those calculations or, if two rows are indicated, based upon the row of those two which reflects the highest risk to the Lenders evidenced by the ratios calculated.

                                                      PROPOSED EXECUTION VERSION


                                 AMENDMENT NO. 1

         This Amendment No. 1 (this "AMENDMENT") amends that certain Credit Agreement dated as of May 9, 1997 (as amended, modified and supplemented from time to time, including pursuant to this Amendment, the "CREDIT AGREEMENT"), among COLORADO PRIME CORPORATION, a Delaware corporation ("BORROWER"), each institution identified as a lender on Annex I thereto (each, together with its successors and assigns, a "LENDER"), and DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, acting as the Agents for itself and the other Lenders (the "AGENTS"), and is entered into as of June ___, 1997 among Borrower, the Agents and Dresdner Bank AG, New York and Grand Cayman Branches ("DRESDNER"), as the sole Lender as of the date hereof.

                                    RECITALS

         WHEREAS, Dresdner is in the process of completing the initial syndication of the facilities under the Credit Agreement and intends to assign a portion of its commitments and Loans thereunder to each of Bank Leumi Trust Company of New York ("BANK LEUMI"), BankBoston, N.A. ("BANKBOSTON") and IBJ Schroder Bank & Trust Company ("IBJ");

                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement, and the provisions of Section 1.2 of the Credit Agreement shall apply hereto as if fully set forth herein.

         2. Additional Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement and inserted therein in alphabetical order with the definitions therein:

                  a. "PREVAILING EXCHANGE RATE" means, as to any date of determination, the buy rate of exchange at which the relevant foreign currency may be converted into Dollars as quoted in The Wall Street Journal (U.S. Eastern edition) as of such date and includes any premiums and costs of exchange payable with the purchase of, or conversion into, Dollars, provided that if no such rate is quoted on the date of determination, the Prevailing Exchange Rate shall be established on the first date following such date of determination on which a relevant exchange rate is quoted in The Wall Street Journal.

         3. Definitional Changes. The following changes should be inserted into the applicable definitions of Section 1.1 of the Credit
                  Agreement:

                  a. The definition of "Borrowing Base" is hereby amended by deleting in subsection (a) "-Related".

                  b. The definition of "Collateral" is hereby amended by inserting the phrase "Investment Property," after the word "Inventory,".

                  c. The definition of "Eligible Accounts" is hereby amended as follows: (i) deleting the term "Eligible" from the first line of subsection (b) and the term "Eligible" from the first line of subsection (c); and
                           (ii) inserting in the fourth line of subsection (b) after the phrase "Food Account" the phrase "or any ineligible non-Food Account".

                  d. The definition of "Eligible Food-Related Accounts" is hereby amended by deleting "-Related" from the definitional term.

                  e. The definition of "Eligible Non-Food Accounts" is hereby amended by deleting the phrase "Eligible Food-Related Accounts" and inserting in its place the phrase "Eligible Food Accounts".

                  f. Deleting the parentheses that follows the word "apply" in the fourth line of the definition for "Eurodollar Rate."

                  g. Deleting the blank in the definition for "Settlement Date" and inserting in its place "1,000,000".

         4. Monitoring and Disbursements. Section 2.5(a) is hereby amended by inserting in the third line after the phrase
                  "Administrative Agent" the phrase "and the Disbursing Agent".

         5. Cash Dominion. Section 4.7(c) is hereby amended by deleting the cross-reference to "Section 2.2(b)" and inserting in its place a cross- reference to "Section 2.2" and by inserting the word "Administrative" in front of the word "Agent" at the end of the first sentence.

         6. Special Provisions Relating to Eurodollar Loans. Section 4.9(c)(1) is hereby amended by inserting in the first line after the phrase "Administrative Agent" the phrase "or the Disbursing Agent"; by inserting in the second line after the phrase "Administrative Agent" the phrase "or the Disbursing Agent"; and by inserting in the seventh line after the word "Agent" the phrase "or the Disbursing Agent". Section

                  4.9(c)(2) is hereby amended by inserting in the first line after the word "Lenders" the phrase "or the Disbursing Agent" and by inserting in the first line after the word "shall" the word "reasonably".

         7. Insurance. Section 6.21 is hereby amended by inserting the following after word "Agent" in the third line: "and naming the Collateral Agent as an additional insured".

         8. Notification of Requirements. Section 7.3(e) is hereby amended by inserting in the eighth line the phrase "first priority (subject to Permitted Liens)" before the phrase "perfected status".

         9. Liens. Section 8.4(d) is hereby amended by deleting the cross-reference to "Section 9.1(k)" and inserting in its place a cross-reference to "Section 9.1(l)".

         10. Sale of Assets. Section 8.6 is hereby amended by inserting in the seventh line after the word "receivables" the phrase "(subject to the Lien of the Collateral Agent as set forth in the Collateral Documents)".

         11. Operation of Concord. Article 8 is hereby amended by inserting the following new section after Section 8.6:

                           "Operation of Concord. Borrower shall not allow Concord to operate other than for the sole purpose of purchasing and servicing receivables from Borrower and performing other activities reasonably related thereto including customer credit review and approval and shall not allow Concord to incur any liabilities (other than in the ordinary course of its business and in favor of the Collateral Agent and the Lenders)."

         12. Remedies. Section 9.2(a) is hereby amended by deleting the cross-reference to "Section 9.1(f)" and inserting in its place a cross-reference to "Section 9.1(g)".

         13. Nature of Duties of Agent. Section 10.2 is hereby amended by inserting in the fourth sentence after the phrase "relationship to" the phrase "any other Agent,".

         14. Reliance by Agents. Section 10.5 is hereby amended by inserting as the first word in the first sentence after the heading the word "Each".

         15. Indemnification of Agents. Section 10.6 is hereby amended by inserting an additional sentence at the end of the section which states as follows:

                  "This indemnification obligation shall survive the termination of this Agreement."

         16. Successor Agents. Section 10.8(b) is hereby amended by deleting the last sentence in the section and inserting in its place the following sentence: "Upon receipt of any other Agent's resignation, the Administrative Agent shall appoint a successor to such Agent, including as one option, at its sole discretion, by assuming the duties and powers of such Agent."

         17. Confidentiality. Section 11.8 is hereby amended by deleting the cross-reference to "Section 11.9" and inserting in its place a cross-reference to "Section 11.8".

         18. Amendments and Waivers. Section 11.10(a) is hereby amended by deleting in the first line the phrase "directly affected".

         19.      Exhibits. The following are amended as follows:

                  a. Exhibit B to the Credit Agreement is hereby amended by deleting the cross-reference in paragraph 4 to "Item 6" and inserting in its place a cross-reference to "Item 5".

                  b. Exhibit B to the Credit Agreement is hereby amended on page B-3 by inserting before the word "Agents" in the signature block the word "Administrative" and by deleting the "s" from the word "Agents".

                  c. Exhibit C to the Credit Agreement is hereby amended by deleting the exhibit in its entirety and inserting in its place the Exhibit attached hereto as Exhibit C.

                  d. Exhibit D to the Credit Agreement is hereby amended by deleting in the address block the word "Agents" and inserting in its place the phrase "Agent for the Lenders and for each of the Lenders".

                  e. Exhibit E to the Credit Agreement is hereby amended by deleting the exhibit in its entirety and inserting in its place the Exhibit attached hereto as Exhibit E.

         20. Section 4.7 of the Disclosure Schedule. Section 4.7 of the Disclosure Schedule is hereby amended by deleting the Schedule in its entirety and inserting in its place the Schedule attached hereto as Section 4.7 of the Disclosure Schedule.

         21. Effectiveness of this Amendment. This Amendment shall become effective upon the latest to occur of (x) the execution and delivery hereof by Borrower and Required Lenders and (y) the consummation of the assignments by Dresdner of a portion of its Loans and Commitments to each of Bank Leumi, BankBoston and IBJ as contemplated hereby.

         22.      Borrower Consent. Borrower hereby consents, pursuant to
                  Section 11.7(b) of the Credit Agreement, to the following assignments by Dresdner: (a) to Bank Leumi, $7,500,000 of the Commitment; (b) to BankBoston, $14,000,000 of the Commitment; and (c) to IBJ, $14,000,000 of the Commitment.









                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                                       BORROWER:

                                       COLORADO PRIME CORPORATION,
                                       a Delaware corporation



                                       By: _________________________________
                                       Title: ______________________________


                                       AGENT:

                                       DRESDNER BANK AG, NEW YORK AND
                                       GRAND CAYMAN BRANCHES, as the Agents


                                       By: _________________________________


                                       By: _________________________________


                                       LENDER:

                                       DRESDNER BANK AG, NEW YORK AND
                                       GRAND CAYMAN BRANCHES, as a Lender


                                       By: _________________________________


                                       By: _________________________________

                                                               EXECUTION VERSION

                                    EXHIBIT C

                      [Form of] BORROWING BASE CERTIFICATE

                           COLORADO PRIME CORPORATION

                            Date: __________ __, ____


I.     Food Accounts                                                  $
                                                                        --------

"Food Accounts" of Borrower reflected on Borrower's consolidated balance sheet as of the date set forth above. "Food Accounts" means, on any date of determination, the unpaid portion of the obligations as stated on the respective invoices issued to customers of Borrower with respect to food-related inventory sold and shipped or services performed in the ordinary course of business, net of any returns, discounts, deductions, claims, credits, charges, contra accounts or other allowances or amounts owed by Borrower or any of its Subsidiaries to the account obligor.


Less ineligible Food Accounts:


(a)    Food Accounts which arise out of a sale made by                   $
       Borrower to an Affiliate                                          -------

(b)    Food Accounts the payment terms of which are                      $
       longer than 8 months from date of incurrence of                   -------
       indebtedness or more than 30 days from each date
       of invoice with respect to the portion invoiced with
       monthly payments of either principal only or
       principal and interest

(c)    Food Accounts the debtor on which is a debtor on                  $
       any ineligible Non-Food Account (as defined                       -------
       below)

(d)    Food Accounts unpaid more than 60 days after the                  $
       original payment due date on payment terms of                     -------
       30 days or less from date of invoice

(e)    Food Accounts the account debtor for which is a                   $
       creditor of any Credit Party, has or has                          -------
       asserted a right of setoff, has disputed its
       liability or made any claim against any Credit
       Party which has not been resolved, to the extent
       of the amount owed by any Credit Party to the
       account debtor, the amount of such actual or
       asserted right of setoff, or the amount of such
       dispute or claim, as the case may be

(f)    Food Accounts the account debtor on which is (or                  $
       its assets are) the subject of an Insolvency                      -------
       Event

(g)    Food Accounts not payable in Dollars                              $
                                                                         -------

(h)    Food Accounts the account debtor for which is                     $
       located outside the U.S.                                          -------

(i)    Food Accounts as to which the underlying sale is                  $
       on a bill-and-hold, guarantied sale,                              -------
       sale-and-return, sale on approval or consignment
       basis or made pursuant to any other agreement
       providing for repurchase or return

(j)    Food Accounts as to which Monitoring Agent has                    $
       determined by its own credit analysis that                        -------
       collection is uncertain or the Account may not
       be paid or the creditworthiness of the account
       debtor has deteriorated significantly

(k)    Food Accounts the account debtor for which is                     $
       the U.S. or any department, agency or                             -------
       instrumentality thereof, or any other
       Governmental Authority

(l)    Food Accounts the goods giving rise to which                      $
       have not been shipped and delivered to and                        -------
       accepted by the account debtor, such goods have
       been rejected or returned by the account debtor,
       the services giving rise to which have not been
       performed and accepted, such services have been
       rejected by the account debtor, or which
       otherwise do not represent a final sale

(m)    Food Accounts which do not comply with all                        $
       Requirements of Law                                               -------

(n)    Food Accounts subject to any adverse security                     $
       deposit, progress payment or other similar                        -------
       advance made by or for the benefit of the
       applicable account debtor

(o)    Food Accounts not subject to a valid and                          $
       perfected first priority Lien in favor of the                     -------
       Collateral Agent or which do not otherwise
       conform to the representations and warranties
       contained in the Credit Documents

Total ineligible Food Accounts                                           $
                                                                         -------

Eligible Food Accounts (Food Accounts minus Total                        $
ineligible Food Accounts)                                                -------

Advance Rate                                                             X  0.80
                                                                         -------

Food Accounts-based Availability                                         $
                                                                         -------

II.    Non-Food Accounts                                                 $
                                                                         -------

"Non-Food Accounts" of Borrower reflected on Borrower's consolidated balance sheet as of the date set forth above. "Non-Food Accounts" means, on any date of determination, the unpaid portion of the obligations as stated on the respective invoices issued to customers of Borrower with respect to inventory sold and shipped or services performed in the ordinary course of business, net of any returns, discounts, deductions, claims, credits, charges, contra accounts or other allowances or amounts owed by Borrower or any of its Subsidiaries to the account obligor, other than Food
Accounts. ("Accounts" means the "Non-Food Accounts" together with all "Food Accounts.")


Less ineligible Non-Food Accounts:


(a)    Non-Food Accounts which arise out of a sale made                  $
       by Borrower to an Affiliate                                       -------

(b)    Non-Food Accounts the payment terms are not on a                  $
       one fortieth (1/40) term basis at a legal rate                    -------
       of interest, with monthly payments of principal
       and interest which are due within 30 days from
       each date of invoice with respect to the portion
       invoiced

(c)    Non-Food Accounts the debtor on which is a                        $
       debtor on an ineligible Food Account, or an                       -------
       ineligible Non-Food Account

(d)    Non-Food Accounts unpaid more than 60 days after                  $
       the original payment due date on payment terms                    -------
       of 30 days or less from date of invoice

(e)    Non-Food Accounts the account debtor for which                    $
       is a creditor of any Credit Party, has or has                     -------
       asserted a right of setoff, has disputed its
       liability or made any claim against any Credit
       Party which has not been resolved, to the extent
       of the amount owed by any Credit Party to the
       account debtor, the amount of such actual or
       asserted right of setoff, or the amount of such
       dispute or claim, as the case may be

(f)    Non-Food Accounts the account debtor for which                    $
       is (or its assets are) the subject of an                          -------
       Insolvency Event

(g)    Non-Food Accounts not payable in Dollars                          $
                                                                         -------

(h)    Non-Food Accounts the account debtor for which                    $
       is located outside the U.S.                                       -------

(i)    Non-Food Accounts as to which the underlying                      $
       sale is on a bill-and-hold, guarantied sale,                      -------
       sale-and-return, sale on approval or consignment
       basis or made pursuant to any other agreement
       providing for repurchase or return

(j)    Non-Food Accounts as to which the Monitoring                      $
       Agent has determined by its own credit analysis                   -------
       that collection is uncertain or the Non-Food
       Account may not be paid or the creditworthiness
       of the account debtor has deteriorated
       significantly

(k)    Non-Food Accounts the account debtor for which                    $
       is the U.S. or any department, agency or                          -------
       instrumentality thereof, or any other
       Governmental Authority

(l)    Non-Food Accounts the goods giving rise to which                  $
       have not been shipped and delivered to and                        -------
       accepted by the account debtor, such goods have
       been rejected or returned by the account debtor,
       the services giving rise to which have not been
       performed and accepted, such services have been
       rejected by the account debtor, or which
       otherwise do not represent a final sale

(m)    Non-Food Accounts which do not comply with all                    $
       Requirements of Law                                               -------

(n)    Non-Food Accounts subject to any adverse                          $
       security deposit, progress payment or other                       -------
       similar advance made by or for the benefit of
       the applicable account debtor

(o)    Non-Food Accounts not subject to a valid and                      $
       perfected first priority Lien in favor of the                     -------
       Collateral Agent or which do not otherwise
       conform to the representations and warranties
       contained in the Credit Documents

Total ineligible Non-Food Accounts                                       $
                                                                         -------

Eligible Non-Food Accounts (Non-Food Accounts minus                      $
Total ineligible Non-Food Accounts)                                      -------

Advance Rate                                                             X  0.8
                                                                         -------

Non-Food Accounts-based Availability                                     $
                                                                         -------

III.   Inventory                                                         $
                                                                         -------

Inventory of Borrower reflected on Borrower's consolidated balance sheet as of the date set forth above, valued at the lower of cost or market in accordance with GAAP, and reduced by the amount of all obsolescence reserves.


Less Ineligible Inventory:


(a)    Inventory not owned solely by Borrower or to                      $
       which Borrower does not have good, valid and                      -------
       marketable title

(b)    Inventory not located on property owned (or                       $
       leased, if the Collateral Agent has received an                   -------
       executed consent and estoppel, in form and
       substance satisfactory to Collateral Agent, from
       the applicable landlord) by Borrower, other than
       Inventory in possession of a warehouseman or
       bailee from whom Collateral Agent has received
       an executed bailee letter in form and substance
       satisfactory to Collateral Agent from such
       warehouseman or bailee

(c)    Inventory not subject to a valid and perfected                    $
       first priority Lien in favor of Collateral Agent                  -------

(d)    Inventory consisting of goods returned or                         $
       rejected by the applicable Credit Party's                         -------
       customers or goods in transit to one or more
       third parties

(e)    Inventory not a first-quality finished good                       $
       which is readily marketable                                       -------

(f)    Inventory which is perishable (provided that                      $
       frozen food shall not be deemed perishable so                     -------
       long as it remains frozen in accordance with all
       applicable Requirements of Law and policies of
       Borrower), work-in-progress, packaging,
       supplies, uniforms or slow moving

(g)    Inventory not located in the U.S.                                 $
                                                                         -------

(h)    Inventory manufactured in violation of the Fair                   $
       Labor Standards Act or any other labor or import                  -------
       laws or regulations of the U.S.

(i)    Inventory which is obsolete (without duplication                  $
       of any reserve for obsolescence subtracted from                   -------
       the value of otherwise Eligible Inventory)

(j)    Inventory which does not otherwise conform to                     $
       the representations and warranties contained in                   -------
       the Credit Documents

Total Ineligible Inventory                                               $
                                                                         -------


Total Eligible Inventory (Inventory less Total                           $
Ineligible Inventory)                                                    -------

Advance Rate                                                             X  0.5


Total Inventory-based Availability                                       $
                                                                         -------

III.   Borrowing Base

Total Food Accounts-based Availability                                   $
                                                                         -------

Total Non-Food Accounts-based Availability                               $
                                                                         -------

Total Inventory-based Availability                                       $
                                                                         -------

Total Availability                                                       $
                                                                         -------

Total Commitments                                                        $
                                                                         -------

Total Amount of Outstanding Loans                                        $
                                                                         -------

Total Amount of Letter of Credit Obligations                             $
                                                                         -------

                                    EXHIBIT E


                          [Form of] NOTICE OF BORROWING


                                                                          [DATE]


[____________________], as the Disbursing Agent
1 State Street
New York, NY 10004
Attn.: ____________________


Ladies and Gentlemen:

         The undersigned, Colorado Prime Corporation, a Delaware corporation ("Borrower"), refers to the Credit Agreement dated as of May __, 1997 among Borrower, certain institutions parties thereto as lenders, and Dresdner Bank AG, New York and Grand Cayman Branches, as Agent (as amended, modified, and supplemented to date, the "Credit Agreement"). Unless otherwise defined herein, capitalized terms used in this Notice of Borrowing shall have the meaning given to them in the Credit Agreement.

         Pursuant to Section 2.2 of the Credit Agreement, Borrower hereby gives you irrevocable notice that it requests a Borrowing under the Credit Agreement, and sets forth below the required information relating to such Borrowing (the "Proposed Borrowing"):

         (i)      The Proposed Borrowing is of [Base Rate] [Eurodollar] Loans.

         (ii)     The requested date of the Proposed Borrowing is
                  _________________.

         (iii) The aggregate amount of the Proposed Borrowing is $__________ [and, if the Proposed Borrowing is of Eurodollar Loans, the Interest Period is ___________].

         (iv) The account at which the requested funds shall be made available is _________________.

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

         (A) the representations and warranties contained in the Credit Agreement and in each other Credit Document are true and correct in all material respects before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date);

         (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes or would constitute a Default or an Event of Default;

         (C)  all of the other conditions to the Proposed Borrowing set forth in
              Article 5 of the Credit Agreement have been fulfilled; and

         (D)  the amount of the Proposed Borrowing is within the Borrowing Base.

         If notice of this Proposed Borrowing has been given previously by telephone, then this notice should be considered a written confirmation of such telephone notice.

                                            COLORADO PRIME CORPORATION



                                            By: _______________________________

                                            Name:
                                            Title:

                     SECTION 4.7 OF THE DISCLOSURE SCHEDULE

         Borrower may establish an account in the name of Parent, with _________________, a Lender, provided that: (i) such account is used solely to pay the sum of $35,000 per year to Bill Dordelman in his capacity as an independent consultant for Borrower (the "Consultant Fee"); (ii) such account shall at no time have a balance of more than $35,000; and (iii) there shall be no funds disbursed to this account by Borrower or any other Credit Party until such time as the Consulting Fee is due and payable to Dordelman and such funds shall be paid promptly to Dordelman for such purposes only.